UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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☑  Definitive Proxy Statement

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☐  Soliciting Material Pursuant to §240.14a-12

JETBLUE AIRWAYS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JETBLUE AIRWAYS CORPORATION

27-01 Queens Plaza North

Long Island City, New York 11101

March 28, 2012

To our Stockholders:

It is our pleasure to invite you to attend our 2012 annual meeting of stockholders. The meeting will be held at our corporate headquarters located at 27-01 Queens Plaza North, Long Island City, New York, on Thursday, May 10, 2012, beginning at 10:00 a.m. (Eastern Time). You may also attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/jblu, where you will be able to vote electronically and submit questions during the meeting. The following notice of annual meeting of stockholders outlines the business to be conducted at the meeting. Only stockholders of record at the close of business on March 15, 2012 will be entitled to notice of and to vote at the annual meeting.

This year we are again using the Internet as our primary means of furnishing proxy materials to stockholders. Accordingly, most stockholders will not receive copies of our proxy materials. We instead are mailing a notice with instructions for accessing the proxy materials and voting via the Internet (the “Notice of Internet Availability”). We encourage you to review these materials and vote your shares. This delivery method allows us to conserve natural resources and reduce the cost of delivery while also meeting our obligations to you, our stockholders, to provide information relevant to your continued investment in JetBlue. If you received the Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you attend the annual meeting, you may vote your shares at the annual meeting (in person or virtually via the Internet) even if you previously voted your proxy. Please vote as soon as possible to ensure that your shares will be represented and counted at the annual meeting.

Very truly yours,

Dave Barger

President, Chief Executive Officer and Director

On behalf of the Board of Directors of JetBlue

Airways Corporation

JETBLUE AIRWAYS CORPORATION

27-01 Queens Plaza North

Long Island City, New York 11101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 10, 2012

Date of Meeting:	May 10, 2012

Time:	10:00 a.m. (Eastern Time)

Place:	27-01 Queens Plaza North, Long Island City, New York and via the Internet at www.virtualshareholdermeeting.com/jblu.

Items of Business:	We are holding the 2012 annual meeting of stockholders for the following purposes:

•	To elect eleven directors nominated by the Board of Directors to serve until the 2013 annual meeting of stockholders;

•	To ratify the selection of Ernst & Young LLP (E&Y) as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	To seek approval, on an advisory basis, of the compensation of JetBlue’s named executive officers; and

•	To transact such other business as may properly come before the annual meeting and any postponement(s) or adjournment(s) thereof.

The proxy statement describes these items in more detail. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the annual meeting.

Record Date:	March 15, 2012

Voting:	YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting of stockholders (in person or virtually via the Internet), we urge you to vote and submit your proxy in order to ensure the presence of a quorum. You have the following options for submitting your vote before the 2012 annual meeting: Internet, toll-free telephone, mobile device or mail. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares only on routine matters, such as the ratification of selection of our independent registered public accounting firm (Proposal No. 2), even if the broker does not receive voting instructions from you. Non-routine matters include the election of directors (Proposal No. 1) and approval, on an advisory basis, of the compensation of JetBlue’s named executive officers (Proposal No. 3). Your broker does not have discretionary authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters.

Date These Proxy Materials Are First Being Made Available on the Internet:	On or about March 28, 2012

IF YOU PLAN TO ATTEND

Only stockholders and certain other permitted attendees may attend the annual meeting. Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Either an admission ticket or proof of ownership of JetBlue stock, as well as a form of government-issued photo identification, such as a driver’s license or passport, must be presented in order to be admitted to the annual meeting. If you are a stockholder of record, your admission ticket is attached to your proxy card. Stockholders holding stock in an account at a brokerage firm, bank, broker-dealer, or other similar organization (“street name” holders) will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. No cameras, recording equipment, electronic devices, use of cell phones, Blackberry phones or other smart phones, large bags or packages will be permitted at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2012

The notice of annual meeting, the proxy statement and our 2011 annual report to stockholders are available on our website at http://investor.jetblue.com. Additionally, in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy materials at www.proxyvote.com.

By order of the Board of Directors

James G. Hnat

Executive Vice President, General Counsel and

Corporate Secretary

March 28, 2012

Long Island City, New York

JetBlue Airways Corporation

2012 Proxy Statement — Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION

(see pages 2-5)

Meeting: Annual Meeting of Stockholders

Date: May 10, 2012

Time: 10:00 a.m. (Eastern Time)

Place: 27-01 Queens Plaza North, Long Island City, New York and via the Internet at www.virtualshareholdermeeting.com/jblu.

Record Date: March 15, 2012

Stock Symbol: JBLU

Exchange: NASDAQ

Common Stock Outstanding as of Record Date: 283,253,605

Registrar & Transfer Agent: Computershare

State of Incorporation: Delaware

Corporate Headquarters: 27-01 Queens Plaza North, Long Island City, NY 11101

Corporate Website: www.jetblue.com

Investor Relations website: http://investor.jetblue.com/

EXECUTIVE COMPENSATION

(see pages 26-50)

CEO: Dave Barger (age: 54, tenure as CEO 6 years)

CEO 2011 Total Direct Compensation:

Base salary: $600,000

Annual Incentive Bonus: $264,300

Long-Term Equity: $1,562,500

Employment Agreement: yes (through 2015)

Recoupment Policy: yes

Stock Ownership Guidelines: 3x base salary for CEO, 1x base salary for other named executive officers

CORPORATE GOVERNANCE

(see pages 6-18)

Director Nominees: 11

Dave Barger, 54 (management, chairman)

Jens Bischof, 45 (independent, but affiliated with a significant stockholder)

Peter Boneparth, 52 (independent)

Dave Checketts, 56 (independent

Virginia Gambale, 52 (independent)

Stephan Gemkow, 52 (independent, but affiliated with a significant stockholder)

Ellen Jewett, 53 (independent)

Stanley McChrystal, 57 (independent)

Joel Peterson, 64 (independent)

M. Ann Rhoades, 67 (independent)

Frank Sica, 61 (independent)

Director Term: one year

Election Standard: plurality with director resignation policy

Board meetings in 2011: 6

Standing Board Committees (Meetings in 2011):

Audit Committee: 10

Compensation Committee: 6

Corporate Governance & Nominating Committee: 5

Airline Safety Committee: 4

Supermajority Vote Requirements: No

ITEMS TO BE VOTED ON:

Election of Directors

Ratification of Appointment of Independent Registered Public Accounting Firm (Ernst & Young LLP)

To seek approval, on an advisory basis, of the compensation of JetBlue’s named executive officers

JETBLUE AIRWAYS CORPORATION

27-01 Queens Plaza North

Long Island City, New York 11101

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

We are making this proxy statement available to you on or about March 28, 2012 in connection with the solicitation of proxies by our Board of Directors for the JetBlue Airways Corporation 2012 annual meeting of stockholders. At JetBlue and in this proxy statement, we refer to our employees as crewmembers. Also in this proxy statement, we sometimes refer to JetBlue as the “Company,” “we” or “us,” and to the 2012 annual meeting of stockholders as the “annual meeting.” When we refer to the Company’s fiscal year, we mean the annual period ending on December 31 of the stated year. Information in this proxy statement for 2011 generally refers to our 2011 fiscal year, which was from January 1 through December 31, 2011.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the record date?

The record date for the annual meeting is March 15, 2012. On the record date, there were 283,253,605 shares of our common stock outstanding and there were no outstanding shares of any other class of stock.

Who is entitled to vote?

Only stockholders of record at the close of business on March 15, 2012 will be entitled to vote at the 2012 annual meeting of stockholders and any adjournments thereof. Holders of shares of common stock as of the record date are entitled to cast one vote per share on all matters.

How do I vote?

Registered holders may vote:

•	By Internet: go to www.proxyvote.com;

•	By toll-free telephone: call 1-800-690-6903;

•	By mobile device; or

•	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

How will my shares be voted at the annual meeting?

Proxies will be voted as instructed by the stockholder or stockholders granting the proxy. Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the annual meeting, the shares of JetBlue common stock represented by proxy will be voted:

•	FOR the election of each of the eleven director candidates nominated by the Board of Directors;

•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012

•	FOR approval, on an advisory basis, of the compensation of JetBlue’s named executive officers; and

•	in accordance with the best judgment of the named proxies on any other matters properly brought before the annual meeting and any postponement(s) or adjournment(s) thereof.

What can I do if I change my mind after I vote?

Any proxy may be revoked at any time prior to its exercise at the 2012 annual meeting of stockholders. A stockholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later-dated proxy card to our corporate secretary prior to the annual meeting; (ii) delivering written notice of revocation of the proxy to our corporate secretary prior to the annual meeting; (iii) voting again by telephone, by mobile device or over the Internet prior to 11:59 p.m., Eastern Time, on May 9, 2012; or (iv) attending and voting in person at the annual meeting. Attendance at the annual meeting, in and of itself, will not constitute a revocation of a proxy. If you hold your shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm or by voting in person via legal proxy at the annual meeting.

What is a quorum?

To carry on the business of the annual meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the annual meeting is a majority of the votes represented by the outstanding common stock of the Company. This majority may be present in person or represented by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the annual meeting.

What are broker non-votes?

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares only on routine matters, such as the ratification of selection of our independent registered public accounting firm (Proposal No. 2), even if the broker does not receive voting instructions from you. Non-routine matters include the election of directors (Proposal No. 1) and the advisory vote to approve the compensation of JetBlue’s named executive officers (Proposal No. 3). Your broker does not have discretionary authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters.

What vote is required to adopt each of the proposals?

Proposal 1: Election of Directors. If a quorum is present, a nominee for election to a position on the Board of Directors will be elected by a plurality of the votes cast at the meeting, which means that eleven nominees receiving the highest number of “for” votes will be elected directors; however, a director who receives more “withheld” votes than “for” votes is required to submit his or her resignation to the Board and the Board may either accept the resignation or disclose its reasons for not doing so in a report filed with the SEC within 90 days of the certification of election results. As discussed above, under NYSE rules, if your broker holds shares in your name and delivers this Proxy Statement to you, the broker is not entitled to vote your shares on this proposal without your instructions.

Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, it will have the same effect as if you voted against it. When voting your proxy, the proxy holders will vote for this proposal unless you instruct otherwise.

Proposal 3: Approval, on an Advisory Basis, of the Compensation of JetBlue’s Named Executive Officers. The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the advisory vote on executive compensation. This means that if you abstain from voting on this proposal, it will have the same effect as if you voted against it. When voting your proxy, the proxy holders will vote for this proposal unless you instruct otherwise. As discussed above, if your broker holds shares in your name and delivers this proxy statement to you, the broker is not entitled to vote your shares on this proposal without your instructions. The results of this vote are not binding on the Board, whether or not the proposal is passed. In evaluating the stockholder vote on an advisory proposal, the Board will consider the voting results in their entirety.

How do I vote my 401(k) plan shares?

If you are a stockholder through participation in the JetBlue 401(k) Retirement Plan, the proxy also serves as voting instructions to the plan trustees. The plan trustees will cause allocated shares held under the plan, for which the trustees have not received direction, to be present at the meeting for purposes of determining a quorum but not voted in respect of any matter to come before the annual meeting.

How do foreign owners vote?

To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our Amended and Restated Certificate of Incorporation and our Amended Consolidated Fifth Amended and Restated Bylaws (the “Bylaws”) restrict foreign ownership of shares of our common stock. The restrictions imposed by federal law currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not United States citizens. Our Bylaws provide that no shares of our common stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our Bylaws further provide that no shares of our common stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. Any holder of JetBlue common stock who is not a United States citizen and has not registered its shares on the foreign stock record maintained by us will not be permitted to vote its shares at the annual meeting. The enclosed proxy card contains a certification that by signing the proxy card or voting by telephone or electronically, the stockholder certifies that such stockholder is a United States citizen as that term is defined in the Federal Aviation Act or that the shares represented by the proxy card have been registered on our foreign stock record. As of the March 15, 2012 record date for the annual meeting, shares representing less than 25% of our total outstanding voting stock are registered on the foreign stock record.

Under Section 40102(a)(15) of the Federal Aviation Act, the term “citizen of the United States” is defined as: (i) an individual who is a citizen of the United States, (ii) a partnership each of whose partners is an individual who is a citizen of the United States, or (iii) a corporation or association organized under the laws of the United States or a state, the District of Columbia or a territory or possession of the United States of which the president and at least two-thirds of the Board of Directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

Who pays for soliciting the proxies?

We pay the cost of soliciting the proxies. In addition, our directors, officers and associates may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile or through similar methods. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our stock.

Will the annual meeting be webcast?

Yes. You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/jblu, where you will be able to vote electronically and submit questions during the meeting. The audio broadcast will be archived on that website for at least 120 days.

What is “householding” and how does it affect me?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify us by sending a written request to Investor Relations, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101 or by calling us at (718) 709-3084. You may also notify us to request delivery of a single copy of our annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of our annual report or proxy statement.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. (Eastern Time), at our principal executive offices at 27-01 Queens Plaza North, Long Island City, New York 11101, by contacting our General Counsel, James Hnat.

How are abstentions and broker non-votes counted?

A “broker non-vote” occurs when a broker, bank or other nominee that holds our common stock for a beneficial owner returns a proxy to us but cannot vote the shares it holds as to a particular matter because it has not received voting instructions from the beneficial owner and the matter to be voted on is not “routine”, as discussed above. Abstentions and broker non-votes are not treated as votes cast on a proposal. Therefore, an abstention or broker non-vote generally will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though they will be counted as present at the annual meeting in determining the presence of a quorum.

What if I return my proxy but do not provide voting instructions?

If you hold your shares directly in your own name, and you sign and return your proxy card (including over the Internet or by telephone) but do not include voting instructions, your proxy will be voted as the Board recommends on each proposal.

When will the voting results be announced?

We will announce preliminary voting results at the annual meeting. We will report final results on our website at www.jetblue.com and in a filing with the SEC on a Form 8-K.

PROPOSAL 1 — ELECTION OF DIRECTORS

There are currently eleven members of our Board of Directors and, assuming the election of all nominees, immediately following the annual meeting our Board of Directors will consist of eleven directors. Each director’s term will expire at the annual meeting. As discussed in greater detail below, the Board is recommending that you reelect all of the current directors for an additional one year term.

Based on the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated David Barger, Peter Boneparth, Jens Bischof, David Checketts, Stephan Gemkow, Virginia Gambale, Ellen Jewett, Stanley McChrystal, Joel Peterson, Ann Rhoades and Frank Sica, each a current director of the Company, to be elected as a director of the Company. If elected, each of the nominees will serve until the next annual meeting of stockholders to be held in 2013, or until such time as their respective successors have been duly elected and qualified or until his or her earlier death or disability.

We do not know of any reason why any nominee named in this proxy statement would be unable or unwilling to serve as a director if elected. If any nominee is unable or unwilling to serve as a director if elected, the shares of common stock represented by all valid proxies will be voted at the annual meeting for the election of such substitute as the Board may recommend. The Board may reduce the number of directors to eliminate the vacancy or the Board may fill the vacancy at a later date after selecting an appropriate nominee. The affirmative vote of a plurality of the shares present and voting is required to elect a director, which means that the eleven nominees receiving the highest numbers of “for” votes will be elected directors; however, a director who receives more “withheld” votes than “for” votes is required to submit his or her resignation to the Board and the Board may either accept the resignation or disclose its reasons for not doing so in a report filed with the SEC within 90 days of the certification of election results.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH NOMINEE

Nominees for Director

Name	Age	Position(s) with the Company	Director Since
David Barger	54	President, Chief Executive Officer and Director	2001
Jens Bischof	46	Director	2011
Peter Boneparth	52	Director	2008
David Checketts	56	Director	2000
Virginia Gambale	52	Director	2006
Stephan Gemkow	52	Director	2008
Ellen Jewett	53	Director	2011
Stanley McChrystal	57	Director	2010
Joel Peterson	64	Chairman of the Board	1999
Ann Rhoades	67	Director	2001
Frank Sica	61	Vice Chairman of the Board	1998

Director Changes in 2011

The Board of Directors nominated and, effective May 26, 2011, the stockholders elected Jens Bischof to serve as a member of the Board until the next regularly scheduled annual election of directors at the annual meeting, to fill the vacancy created by Dr. Franz’s departure from the Board. Effective July 25, 2011, the Board of Directors appointed Ellen Jewett to serve as a member of the Board until the next regularly scheduled annual election of directors at the annual meeting.

Director Qualifications and Biographical Information

Our Board is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside the United States, as well as experience on other companies’ boards, which provides an understanding of different business processes, challenges and strategies. Other directors have experience at academic institutions, which brings unique perspectives to the Board. Further, each of the Company’s directors has other specific qualifications that make them valuable members of our Board, such as financial literacy, talent and brand management, customer service experience and crewmember relations, as well as other experience that provides insight into issues faced by us.

The Board reviews diversity of viewpoints, background, experience, accomplishments, education and skills when evaluating nominees. The Board believes this diversity is demonstrated in the range of experiences, attributes and skills of the current members of the Board. The Board believes that such diversity is important because it provides varied perspectives, which promotes active and constructive discussion among Board members and between the Board and management, resulting in more effective oversight of management’s formulation and implementation of strategic initiatives. The Board believes that directors should contribute positively to the existing chemistry and collaborative culture among the Board members. The Board also believes that its members should possess a commitment to the success of the Company, proven leadership qualities, sound judgment and a willingness to engage in constructive debate. While we have no formal policy on director diversity, the Corporate Governance and Nominating Committee seeks to attract and retain directors who have these qualities to achieve an ultimate goal of a well-rounded Board that functions well as a team, something which is critically important to the Company. In determining whether an incumbent director should stand for reelection, the Corporate Governance and Nominating Committee considers the above factors, as well as that director’s personal and professional integrity, attendance, preparedness, participation and candor, the individual’s satisfaction of the criteria for the nomination of directors set forth in our Corporate Governance Guidelines and other relevant factors as determined by the Board. Periodically, the Corporate Governance and Nominating Committee reviews the Company’s short- and long-term business plans to gauge what additional current and future skills and experience may be required of the Company’s Board and any future Board candidates. The Corporate Governance and Nominating Committee seeks to use the results of the assessment process as it identifies and recruits potential director candidates.

Mr. Barger is our President and Chief Executive Officer. He has served as our Chief Executive Officer since May 2007 and our President since June 2009. He previously served as our President from August 1998 until September 2007, and as our Chief Operating Officer from August 1998 until March 2007. Mr. Barger is a member of the team that founded JetBlue. Mr. Barger is currently serving as the Chair of the FAA’s NextGen Advisory Committee for a two year term that expires in 2012. Mr. Barger is on the Foundation Governance Council and the Board of Governors of the Flight Safety Foundation, and serves as the chair of Pencil, a non-profit organization devoted to improving public education in New York City. Mr. Barger serves on the Board of A4A, a US airline industry association, and on the Board of Governors of the International Air Transport Association, IATA, an international trade association. Mr. Barger does not presently serve on other U.S. public company boards and has not served on another U.S. public company board within the past five years. As a senior airline executive, Mr. Barger’s qualifications and experience include over 30 years of experience operating in NY area airspace, knowledge of the competitive landscape, talent management and crewmember relations experience.

Mr. Bischof is a Member of the Lufthansa German Airlines Board as of April 2011. His area of responsibility within the Board is Sales, Revenue Management and International Operations. Mr. Bischof has been with Deutsche Lufthansa AG since 1990. He worked in various positions in cargo operations and in corporate procurement before he was appointed Vice President, Corporate Procurement and Supply Management in 2000. In 2005 and 2006 he led the post-merger integration of SWISS Intl. Airlines into the Lufthansa Group. As of September 2006 through March, 2011 he served as Vice President, The Americas and was responsible for all commercial activities of Deutsche Lufthansa AG in North and South America. Mr. Bischof is being nominated to our Board of Directors in connection with Deutsche Lufthansa AG’s purchase of approximately 19% of our common stock in 2008. As a senior airline executive, Mr. Bischof’s qualifications and experience include sales, marketing, revenue management, airline operations, cargo operations, procurement as well as general airline industry knowledge.

Mr. Boneparth has been a Senior Advisor of Irving Capital Partners, a private equity group, since February 2009. He served as president and CEO of the Jones Apparel Group from 2002 to 2007. Mr. Boneparth is a director of Kohl’s Corporation. Within the past five years, Mr. Boneparth also served as a director of Jones Apparel Group Inc. As a senior retail executive, Mr. Boneparth’s qualifications and experience include finance and investment experience, talent management, international business experience, knowledge of brand enhancement and customer service, oversight of risk management and crewmember relations.

Mr. Checketts was recently named Chairman and Chief Executive Officer of Legends Hospitality Management in which his Checketts Partners Investment Fund holds an equity stake. Mr. Checketts also currently oversees SCP Worldwide, a New York based investment firm formed in 2001 that focuses on sports, media and entertainment assets. From 1994 to 2001, Mr. Checketts was President and Chief Executive Officer of Madison Square Garden Corporation. From 1991 to 1994, Mr. Checketts was the President of the New York Knicks professional basketball team. From 1990 to 1991, he was Vice President of Development for the National Basketball Association. From 1984 to 1990, Mr. Checketts was President of the Utah Jazz professional basketball team. As an investor and Chairman of an investment firm, Mr. Checketts’ qualifications and experience include business operations, finance and investment experience, knowledge of our competitive landscape, and experience with customer service, brand and talent management.

Ms. Gambale has been a Managing Partner of Azimuth Partners LLC, a strategic and advisory firm in the field of technology and data communications solutions, since 2003. Prior to starting Azimuth Partners, Ms. Gambale was a Partner at Deutsche Bank Capital and ABS Ventures from 1999 to 2003. Prior to that, she held the position of Chief Information Officer at Bankers Trust Alex Brown and Merrill Lynch. Within the past five years, Ms. Gambale served as a director of Piper Jaffray Companies and Motive, Inc. As a former Chief Information Officer and a partner at a firm involved with technology and data communications, Ms. Gambale’s qualifications and experience include the management of large scale, high transaction volume systems and technology infrastructure, as well as investing in innovative technologies and developing the ability to adapt and grow these technologies to significantly enhance the performance of operations, risk management and delivery of new products.

Mr. Gemkow is a member of the Deutsche Lufthansa AG Executive Board and its Chief Financial Officer, serving in that capacity since June 2006. Mr. Gemkow joined Deutsche Lufthansa AG in 1990, working initially in Corporate Organization and Strategic Corporate Development. He then moved on to work in various management capacities before serving as Area Sales Manager in Washington D.C. from 1994 to 1997. He subsequently took over as Head of Investor Relations, and in 2001 was appointed Senior Vice President Corporate Finance. In February 2004, Mr. Gemkow joined the Executive Board of Lufthansa Cargo AG, where he was responsible for Finance and Human Resources. He is a member of the Exchange Experts Commission advising the German Federal Ministry of Finance. Mr. Gemkow was appointed to our Board of Directors in connection with Deutsche Lufthansa AG’s purchase of approximately 19% of our common stock in 2008. Deutsche Lufthansa AG nominated Mr. Gemkow for the appointment. Within the past five years until May 2011, Mr. Gemkow served on the Supervisory

Board of GfK SE, a public company in Germany. As the Chief Financial Officer of an international airline, Mr. Gemkow’s experience and qualifications include finance and investment experience, airline operational experience, knowledge of the competitive landscape, experience with government and regulatory affairs, risk management, including commodities risk, customer service and brand enhancement, international experience and general airline industry knowledge.

Ms. Jewett is a Managing Director for BMO Capital Markets in the Public Finance Group covering airports and infrastructure, a position she has held since 2010. She has more than 20 years of experience in the field of airport infrastructure financing, including five years as the head of airports and public sector transportation group at Goldman Sachs until early 2009. As finance professional, Ms. Jewett’s qualifications and experience include finance and investment experience, talent management, experience in the areas of airports and infrastructure and international business and finance experience.

General (Ret.) McChrystal is a retired 34-year U.S. Army veteran of multiple wars. Gen. McChrystal commanded the U.S. and NATO’s security mission in Afghanistan, served as the director of the Joint Staff and was the Commander of Joint Special Operations Command, where he was responsible for the nation’s deployed military counter terrorism efforts. Gen. McChrystal is a graduate of the United States Military Academy at West Point, the United States Naval Command and Staff College and was a military fellow at both the Council on Foreign Relations and the Kennedy School of Government at Harvard University. The General is currently teaching a seminar on leadership at the Jackson Institute for Global Affairs at Yale University and serves alongside his wife Annie on the Board of Directors for the Yellow Ribbon Fund, a non-profit organization committed to helping wounded veterans and their families. Gen. McChrystal is a director of Navistar International Corp. and serves on their Finance Committee. He also serves as Chairman of the board of Siemens Government Technologies, Inc., a wholly-owned indirect subsidiary and a Federal Business Entity of Siemens AG, since December 2011, and since August 2011 a member of the Board of Advisors of General Atomics, a world leader of resources for high-technology systems ranging from the nuclear fuel cycle to remotely operated surveillance aircraft, airborne sensors, and advanced electric, electronic, wireless and laser technologies, and on the board of Knowledge International. As a former senior military leader, Mr. McChrystal has experience in logistics, air traffic issues, talent management and experience with government and regulatory affairs.

Mr. Peterson is the founding partner of Peterson Partners, LLP, a private equity firm he founded in 1995. He is also the founding partner of Peterson Ventures, which manages a portfolio of small, early-stage investments and Whitman | Peterson, a real estate investment fund founded in 2008. From 1973 through 1990, Mr. Peterson served in several positions at Trammell Crow Company, a commercial real estate development company, including Chief Executive Officer from 1988 through 1990 and Chief Financial Officer from 1977 to 1985. Mr. Peterson has taught at the Stanford Graduate School of Business since 1992 where he is the Robert L. Joss Consulting Professor of Management and has served as a director for the Center for Leadership Development and Research and on the Advisory Council to the School. As well, he is an overseer for the Hoover Institution, a policy think tank at Stanford, and serves on the board of Ladder Capital Finance and Franklin Covey. As a private equity investor and former Chief Executive Officer and Chief Financial Officer of a commercial real estate company, Mr. Peterson’s qualifications and experience include knowledge of real estate, customer service, talent management and leadership development.

Ms. Rhoades has served as the President of PeopleInk, Inc., a human resources consulting firm, since its inception in 1999. From 1999 through 2002, Ms. Rhoades served as our Executive Vice President, People. From 1995 to 1999, Ms. Rhoades was the Executive Vice President, Team Services for Promus Hotel/DoubleTree Hotels Corporation. From 1989 to 1995, Ms. Rhoades was the Vice President, People for Southwest Airlines. Ms. Rhoades is a director of P. F. Chang’s China Bistro, Inc. Within the past five years, Ms. Rhoades also served as a director of Restoration Hardware, Inc. As the president of a human resources consulting firm and a former airline executive, Ms. Rhoades’ qualifications and experience include knowledge of our competitive landscape, experience in areas of customer service, talent management, brand enhancement and crewmember relations.

Mr. Sica has served as a Managing Partner at Tailwind Capital, a private equity firm, since 2006. From 2004 to 2005, Mr. Sica was a Senior Advisor to Soros Private Funds Management. During that period Mr. Sica was also President of Menemsha Capital Partners, Ltd., a private investment firm. From 2000 to 2003, Mr. Sica was President of Soros Private Funds Management LLC, which oversaw the direct real estate and private equity investment activities of Soros. In 1998, Mr. Sica joined Soros Fund Management, where he was a Managing Director responsible for Soros’ private equity investments. From 1988 to 1998, Mr. Sica was a Managing Director in Morgan Stanley’s Merchant Banking Division. In 1996, Mr. Sica was elevated to Co-CEO of Morgan Stanley’s Merchant Banking Division. Prior to 1988, Mr. Sica was a Managing Director in Morgan Stanley’s mergers and acquisitions department. From 1974 to 1977, Mr. Sica was an officer in the U.S. Air Force. Mr. Sica is a director of CSG Systems International, Inc., Safe Bulkers, Inc. and Kohl’s Corporation. Within the past five years, Mr. Sica also served as a director of Emmis Communications Corp. and NorthStar Realty Finance Corporation. As a private equity investor, Mr. Sica’s qualifications and experience include finance and investment experience, talent management, experience in the areas of real estate, technology, risk management oversight (including commodities risk), general airline industry knowledge and international business and finance experience.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Practices

One of JetBlue’s core values is Integrity. As a company, we try to do the right thing for our stakeholders, including crewmembers, our customers, our stockholders and the communities in which we operate. One of the ways in which we try to “live the value” is through our governance practices, which are designed to enhance transparency for our stockholders and our crewmembers. We are known for innovation in areas of our business and we strive to bring those values of integrity and innovation into the governance arena as well. We have adopted the following practices in keeping with this goal:

Majority of Independent Directors.    We have a majority of independent directors serving on our Board. We currently have only one employee director, Mr. Barger, our Chief Executive Officer and President, on the Board of eleven members.

Separation of Chairman of the Board and Chief Executive Officer — Board Leadership Structure.    The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. We believe that the interests of the Company and our stockholders are best served by separating the positions of Chief Executive Officer and Chairman of the Board. We believe this governance structure empowers both the Board of Directors and the Chief Executive Officer, and promotes balance between the authority of those who oversee our business and those who manage it on a day-to-day basis. In our independent Chairman, our Chief Executive Officer has a counterpart who can be a thought partner. We believe this corporate structure also permits the Board of Directors to have a healthy dynamic that enables them to function to the best of their abilities, individually and as a unit. Nevertheless, the Board recognizes that it is important to retain the organizational flexibility to determine whether the roles of the Chairman of the Board and Chief Executive Officer should be separated or combined in one individual and that, given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. The Board may periodically evaluate whether the Board leadership structure should be changed in light of specific circumstances applicable to us.

Annual Elections of Board Members.    JetBlue’s Bylaws provide that directors are elected annually.

Director Resignation Policy.    Our Board of Directors has adopted a policy whereby a director who receives more “withheld” votes than “for” votes in an uncontested election of directors is required to submit a resignation to the Board. The Board may either accept the resignation or disclose its reasons for not accepting the resignation in a report filed with the SEC within 90 days of the certification of election results. The policy is embedded in our governance guidelines and in our Bylaws.

Removal of Supermajority Provisions from our Charter Documents.    As approved by our stockholders, we removed supermajority voting requirements from our Bylaws in order to give our stockholders a more meaningful vote in various corporate matters.

Executive Compensation Practices.    We strive for transparent and realistic compensation packages, as discussed more fully in the Compensation Discussion and Analysis, which starts on page 26.

Stockholding Guidelines.    Our directors hold their equity compensation until their retirement from our Board. Our Corporate Governance and Nominating Committee recently adopted stockholding requirements for management: 3x base salary for our CEO and 1x base salary for our other named executive officers, to be implemented and met over a five year window.

Retirement and Pension Practices.    We do not provide our executives with significant post-employment retirement or pension benefits. We sponsor a retirement plan with a 401(k) component for all of our crewmembers.

Environmental Practices.    We have an environmental awareness program, called Jetting to Green, which includes carbon offset practices, planting trees to improve air quality in some of our communities, and recycling programs. We have issued corporate sustainability reports. We have significant community involvement, involving business partners and crewmembers in endeavors to, for example, build playgrounds, make and donate quilts to children in hospitals and donate books to the communities in which we live and work. More information on these efforts is available at http://www.jetblue.com/green.

Corporate Governance Guidelines.    We have adopted governance guidelines to help us maintain the vitality of our Board, including areas relating to Board and committee composition, annual meeting attendance, stockholder communication with the Board, qualifications and director candidate selection process including our policy on consideration of candidates recommended by stockholders and our Code of Business Conduct and our Values — Safety, Caring, Integrity, Fun and Passion. The Corporate Governance Guidelines cover a number of other matters, including the Board’s role in overseeing executive compensation, compensation and expenses for non-management directors, communications between shareholders and directors, Board committee structures and assignments and review and approval of related person transactions. These guidelines are available at http://investor.jetblue.com.

Code of Business Conduct

We are committed to operating our business with high levels of accountability, integrity and responsibility. The Code of Business Conduct governs our affairs and is a means by which we commit ourselves to conduct our business in an honest and ethical manner. The Code governs the members of our Board of Directors and our crewmembers and includes provisions relating to how we strive to deal with each other, our business partners, our investors and the public. The Code is available at http://investor.jetblue.com. We intend to post any amendments and any waivers of our Code of Business Conduct on our website within four business days.

Stockholder Communications with the Board of Directors

Stockholders may communicate with our Board of Directors by sending a letter to the JetBlue Board of Directors, c/o Corporate Secretary, JetBlue Airways Corporation 27-01 Queens Plaza North, Long Island City, New York 11101. The name of any specific intended director should be noted in the letter. Our Corporate Secretary will forward such correspondence to the intended recipient or as directed by such correspondence; however, our Corporate Secretary, prior to forwarding any correspondence, has the authority to disregard any communications he deems to be inappropriate, or to take any other appropriate actions with respect to such inappropriate communication.

Board Oversight of Risk

Our Board of Directors oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board of Directors performs this oversight role by relying on several different levels of review. In connection with its reviews of the operations of the Company’s business and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company. Each of the Board’s committees also oversees the management of Company risks that fall within that committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. In addition, the Board monitors the ways in which the Company attempts to prudently mitigate risks, to the extent reasonably practicable and consistent with the Company’s long-term strategy.

The Company has an enterprise risk management program. The Audit Committee oversees the operation of the Company’s enterprise risk management program, including the identification of the primary risks to the Company’s business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions. The Company’s Vice President — Audit and Process Effectiveness assists management in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. In connection with its risk management role, at each of its meetings the Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm, the Company’s Vice President — Audit and Process Effectiveness and the Company’s General Counsel. The Audit Committee provides reports to the Board which describe these activities and related conclusions. The Audit Committee periodically reports out to the Board the results of the enterprise risk management program and activities of management’s risk committee.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. Our management, with the Compensation Committee, reviews our compensation policies and procedures, including incentives that may create, and factors that may reduce, the likelihood of excessive risk taking, to determine whether such incentives and factors present a significant risk to the Company.

BOARD MEETINGS AND BOARD COMMITTEE INFORMATION

The business of JetBlue is managed under the direction of our Board of Directors. It has responsibility for establishing broad corporate policies, counseling and providing direction to our management in the long-term interests of the Company, our stockholders, and for our overall performance. It is not, however, involved in our operating details on a day-to-day basis. The Board is kept advised of our business through regular reports and analyses and discussions with our Chief Executive Officer and other officers.

Independent Directors

Our Board of Directors currently has eleven members: David Barger, Jens Bischof, Peter Boneparth, David Checketts, Virginia Gambale, Stephan Gemkow, Ellen Jewett, Stanley McChrystal, Joel Peterson, Ann Rhoades and Frank Sica.

In connection with the annual meeting and the election of directors, our Board of Directors reviewed the independence of each director-nominee under the standards set forth in the NASDAQ listing standards. The NASDAQ definition of independent director includes a series of objective tests, such as the director is not, and was not during the last three years, an employee of the Company and has not received certain payments from, or engaged in various types of business dealings with, the Company. In addition, in accordance with the NASDAQ requirements, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to JetBlue and our management. Our full Board affirmatively determined that each of Peter Boneparth, David Checketts, Virginia Gambale, Ellen Jewett, Stanley McChrystal, Joel Peterson, Ann Rhoades and Frank Sica are independent. Based upon the Board’s review, each of our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee of the Board are comprised of directors who have been determined to be independent under the applicable NASDAQ listing standards and applicable rules and regulations of the SEC. Messrs. Barger, Bischof and Gemkow are not independent as defined.

Board Structure and Meetings

Our Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled executive sessions of the non-management directors to meet without the presence of management, which are presided over by our Chairman of the Board, who is currently Joel Peterson. Our Board of Directors currently has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and an Airline Safety Committee. The Board has delegated various responsibilities and authority to different committees of the Board. From time to time, the Board of Directors appoints ad hoc committees to oversee special projects for the Board. Committees regularly report on their activities and actions to the full Board of Directors. Members of the Board have access to all of our crewmembers outside of Board meetings. The Board of Directors held a total of six meetings during 2011. All of the directors attended at least 75% of the aggregate of all meetings of the Board and of each committee at the times when he or she was a member of the Board or such committee during fiscal 2011. The Company has a policy encouraging at least a majority of our directors to attend each annual meeting of stockholders. Eight members of our Board of Directors attended our 2011 annual meeting of stockholders held on May 26, 2011

Committee Membership as of March 31, 2012

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Airline Safety Committee
David Barger				X
Jens Bischof				X
Peter Boneparth	Chair
David Checketts		X
Virginia Gambale	X
Stephan Gemkow
Ellen Jewett	X
Stanley McChrystal		X	X	Chair
Joel Peterson			Chair
Ann Rhoades		Chair
Frank Sica			X	X

Audit Committee

On behalf of the Board of Directors, the Audit Committee oversees (i) the integrity of our financial statements, (ii) the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm, (iii) compliance with ethics policies and legal and regulatory requirements, (iv) the performance of our internal audit function, and (v) our financial reporting process and systems of internal accounting and financial controls. The Audit Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website at http://investor.jetblue.com. The current members of the Audit Committee are Peter Boneparth (Chair), Virginia Gambale and Ellen Jewett, each of whom is an independent director within the meaning of the applicable rules and regulations of the SEC and NASDAQ. The Board has determined that each member of the Audit Committee is financially literate within the meaning of the NASDAQ listing standards. In addition, the Board of Directors determined that Mr. Boneparth is an “audit committee financial expert” as defined under applicable SEC rules. The Audit Committee met ten times during fiscal 2011. A report of the Audit Committee is set forth on page 23 of this proxy statement.

Compensation Committee

The Compensation Committee determines our compensation policies and the level and forms of compensation provided to our Board members and executive officers, as discussed more fully under “Compensation Discussion and Analysis” beginning on page 26 of this proxy statement. The Compensation Committee also reviews bonuses paid to crewmembers who are not members of the Board or executive officers. In addition, the Compensation Committee reviews and approves stock-based compensation for our directors, officers and employees, and oversees the administration of our 2011 Incentive Compensation Plan, 2011 Crewmember Stock Purchase Plan, and our profit sharing and 401(k) retirement plan. The charter of the Compensation Committee is available on our website at http://investor.jetblue.com. The current members of the Compensation Committee are David Checketts, Stanley McChrystal and Ann Rhoades (Chair), each of whom is an independent director within the meaning of the applicable NASDAQ rules. The Compensation Committee met six times during fiscal 2011. A report of the Compensation Committee is set forth below on page 39 of this proxy statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for developing our corporate governance policies and procedures, and for recommending those policies and procedures to the Board for adoption. This Committee also is responsible for making recommendations to the Board regarding the size, structure and functions of the Board and its committees. The Corporate Governance and Nominating Committee identifies and recommends new director nominees in accordance with selection criteria established by the Board. This Committee also is responsible for conducting the annual evaluation of the performance of the Board, its committees and each director. The charter of the Corporate Governance and Nominating Committee is available on our website at http://investor.jetblue.com. The current members of the Corporate Governance and Nominating Committee are Stanley McChrystal, Joel Peterson (Chair) and Frank Sica, each of whom is an independent director within the meaning of applicable NASDAQ rules. The Corporate Governance and Nominating Committee met five times during fiscal 2011.

Airline Safety Committee

The Airline Safety Committee is responsible for oversight of our flight safety operations and reports to the Board of Directors on such topics. The charter of the Airline Safety Committee is available on our website at http://investor.jetblue.com. The current members of the Airline Safety Committee are David Barger, Jens Bischof, Stanley McChrystal (Chair) and Frank Sica. The Airline Safety Committee met four times during fiscal 2011.

Board Candidate Nominations

In evaluating and determining whether to nominate a candidate for a position on our Board, the Corporate Governance and Nominating Committee considers, among other criteria, integrity and values, relevant experience, diversity, and commitment to enhancing stockholder value. Candidates may come to the attention of the Corporate Governance and Nominating Committee through recommendations from current Board members, stockholders, officers or other recommendations. The committee reviews all candidates in the same manner regardless of the source of the recommendation.

The Corporate Governance and Nominating Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted in accordance with the provisions of our Bylaws. A stockholder who wishes to recommend a prospective nominee for our Board should notify the Company’s Corporate Secretary in writing at JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101. The notice must set forth certain information specified in the Bylaws about the stockholder and the proposed action.

Compensation Committee Interlocks and Insider Participation

Except as specified below, none of the current members of our Compensation Committee (whose names appear under “— Report of the Compensation Committee”) is, or has ever been, an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no executive officer of the Company served as a member of the Board of Directors or the compensation committee of any other entity that has one or more executive officers serving on our Board or our Compensation Committee. Ms. Rhoades, the Chair of our Compensation Committee, served as an officer of the Company until 2001.

DIRECTOR COMPENSATION

Director compensation is evaluated and determined by the Compensation Committee of our Board of Directors. The following table summarizes compensation paid to our non-employee directors during the fiscal year ended December 31, 2011. The footnotes and narrative discussion following the table describe details of each form of compensation paid to our directors and other material factors relating to the director compensation arrangements.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(h)
David Barger(3)	—		—	—
Jens Bischof(4)	32,250	69,997	—	102,247
Peter Boneparth	61,000	34,998	—	95,998
David Checketts	46,000	34,998	—	80,998
Robert Clanin(5)	34,500	—	—	34,500
Christoph Franz(5)	18,500	—	—	18,500
Virginia Gambale	51,000	34,998	—	85,998
Stephan Gemkow	44,000	34,998	—	78,998
Ellen Jewett(6)	24,500	34,996	—	59,496
Stanley McChrystal(7)	53,000	69,996	—	122,996
Joel Peterson	54,000	34,998	—	88,998
Ann Rhoades	51,000	34,998	—	85,998
Frank Sica	55,000	34,998	—	89,998

(1)	Includes 6,076 deferred stock units granted on June 16, 2011 to the then-sitting directors. At December 31, 2011, 25,530 deferred stock units remained outstanding for each of Ms. Gambale, Ms. Rhoades and Messrs. Checketts, Gemkow, Peterson, and Sica, 18,530 for Mr. Boneparth, 11,880 for Gen. McChrystal, 11,998 for Mr. Bischof and 6,628 for Ms. Jewett. Reflects the grant date fair value of the deferred common stock units based on JetBlue’s stock price on the grant date as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). Please refer to Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, for further discussion related to the assumptions used in our valuation. For information on the valuation assumptions with respect to grants made prior to 2011, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K.

(2)	The Company granted no stock options in 2011. As of December 31, 2011, 54,000 options remained outstanding for each of Messrs. Checketts and Mr. Clanin, 40,500 options remained outstanding for Dr. Franz, 67,500 options remained outstanding for each of Ms. Gambale and Ms. Rhoades, and 121,500 options remained outstanding for each of Messrs. Peterson and Sica.

(3)	Mr. Barger is an employee of the Company and accordingly, does not receive any compensation for his director service to the Company. His compensation is reported in the Summary Compensation Table on page 40 of this proxy statement.

(4)	Mr. Bischof joined our Board of Directors in May 2011. On May 26, 2011, he received an initial grant of 5,922 deferred stock units (which vest over three years commencing on the first anniversary of the initial grant date) in connection with him joining the Board. On June 16, 2011, Mr. Bischof also received an annual grant of 6,076 deferred stock units.

(5)	Each of Mr. Clanin and Dr. Franz served on our Board until May 26, 2011. The options held by each of Mr. Clanin and Dr. Franz, all of which have vested, expire one year from the resignation date.

(6)	Ms. Jewett joined our Board of Directors in July 2011. On July 25, 2011, she received an initial grant of 6,628 deferred stock units (which vest over three years commencing on the first anniversary of the initial grant date) in connection with her joining the Board.

(7)	Gen. McChrystal joined our Board in November 2010. He received an initial grant of 5,804 deferred stock units (which vest over three years commencing on the first anniversary of the initial grant date) on the scheduled grant date following his appointment and the Committee’s adoption of initial equity grants to new directors on February 16, 2011.

Our Board compensation package is composed of an annual retainer fee of $35,000 (paid quarterly), a per meeting fee of $1,000 for each Board and committee meeting attended (in person or telephonically), and an annual equity grant of $35,000 of deferred common stock units, determined at fair market value, payable to directors serving on the Board of Directors on the grant date. Commencing in 2010, new directors receive an initial equity grant of $35,000 of deferred common stock units which vest equally over a three-year period commencing on the anniversary of the initial grant date. Beginning in 2011, the annual director grants vest on the one year anniversary of the grant date. All vested director deferred stock units must be held by the director until six months following his or her departure from our Board. The Audit Committee chair receives an additional $20,000 annual retainer and the chairs of our other standing Board committees each receive an additional $5,000 annual retainer. The intended cash-to-equity allocation of this package is 60% to 40%, with the objective of paying total annual compensation in the range of approximately $80,000-$90,000 per Board member to each director who is not a committee chair; this targeted amount assumes attendance at all meetings of the Board and the standing committees on which the director serves. We expect to review director compensation periodically, to ensure that the director compensation package remains competitive such that we are able to recruit and retain qualified directors. Our non-employee directors receive flight benefits and reimbursement of expenses, as set forth below.

In 2011, Mr. Peterson and Dr. Franz each donated the cash portion of his Board compensation (net of taxes, in Dr. Franz’s case), and Mr. Sica donated $4,000 of the cash portion of his Board compensation, to the JetBlue Crewmember Crisis Fund, a non-profit organization that assists JetBlue crewmembers facing emergency hardship situations.

As is customary in the airline industry, all members of the Board of Directors and their immediate family may travel without charge on our flights.

We reimburse our directors, including our full time crewmember directors, for expenses incurred in attending meetings. In 2011, no directors (including their family members) received $10,000 or more in aggregate perquisites or other personal benefits (including the value of flight benefits). We do not provide tax gross-up payments to members of our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED SHAREHOLDER MATTERS

The following table sets forth certain information known to the Company regarding the beneficial ownership of its common stock as of March 15, 2012, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (ii) each of our directors and nominees, (iii) each of our named executive officers and (iv) all of our executive officers and directors serving as of March 15, 2012, as a group. We have one class of voting securities outstanding which is entitled to one vote per share, subject to the limitations on voting by non-U.S. citizens described below under “Additional Information.” All share and option amounts and share prices and option exercise prices contained in this proxy statement have been adjusted for our December 2002, November 2003 and December 2005 three-for-two stock splits.

Executive Officers and Directors	Common Stock Beneficially Owned and Shares Individuals Have the Right to Acquire within 60 Days(1)	Total(2)	Percent of Class
David Barger(3)	1,168,347	1,553,595	*
Edward Barnes	—	—	*
Robin Hayes	95,636	290,196	*
James Hnat	113,375	229,620	*
Robert Maruster	106,069	270,795	*
Mark Powers	133,682	234,911	*
Jens Bischof	—	17,970	*
Peter Boneparth	—	24,502	*
David Checketts	54,000	85,502	*
Virginia Gambale	67,500	99,002	*
Stephan Gemkow	—	31,502	*
Ellen Jewett	—	12,600	*
Stanley McChrystal	—	17,852	*
Joel Peterson	771,246	802,748	*
Ann Rhoades	142,822	174,324	*
Frank Sica	190,144	221,646	*
All executive officers and directors as a group (17 persons)	2,927,273	4,181,206	1.0%, 1.5%

5% Stockholders
BlackRock Inc.(4)		16,969,967	6.0%
Deutsche Lufthansa AG(5)		46,704,967	16.5%
Donald Smith & Co., Inc.(6)		29,914,547	10.6%
FMR LLC(7)		28,240,723	10.0%
PRIMECAP Management Company(8)		19,106,160	6.7%
Wellington Management Company, LLP(9)		31,761,896	11.2%
Whitebox Advisors, LLC(10)		17,925,543	6.3%

*	Represents ownership of less than one percent.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and consists of either or both voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within the next 60 days are deemed beneficially owned by the beneficial owner of such options, warrants or convertible securities and are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. This column lists beneficial ownership of voting securities as calculated under SEC rules. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In accordance with SEC rules, this column also includes shares that may be acquired pursuant to stock options that are exercisable within 60 days of March 15, 2012 as follows: Mr. Barger (207,000), Mr. Checketts (54,000), Mr. Clanin (54,000), Dr. Franz (40,500), Ms. Gambale (67,500), Mr. Hnat (78,750), Mr. Maruster (72,000), Mr. Powers (31,500), Mr. Peterson (121,500), Ms. Rhoades (67,500) and Mr. Sica (121,500). Unless otherwise indicated, the address of each person listed in the table is c/o JetBlue Airways Corporation, 27-01 Queens Plaza North, 118-29 Queens Boulevard, Forest Hills, New York 11375. All executive officers and directors as a group beneficially own, or have the right to acquire within 60 days, 1% of the outstanding common stock. A total of 283,253,605 shares of common stock are considered to be outstanding on March 15, 2012, pursuant to rule 13d-3(d)(1) under the Exchange Act.

(2)	This column shows the individual’s total JetBlue stock-based holdings, including the voting securities shown in the “Common Stock Beneficially Owned and Shares Individuals Have the Right to Acquire within 60 Days” column (as described in footnote 1), plus non-voting interests including, as appropriate, deferred stock units, RSUs and stock options which will not vest or become exercisable within 60 days. If all of the equity represented in the Total column were to vest and/or be exercised (with no equity cancelled or forfeited), all executive officers and directors, as a group, would own 1.5% of the outstanding common stock.

(3)	As of the record date, Mr. Barger has a margin account with 913,818 shares.

(4)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 13, 2012, in which BlackRock, Inc. and certain of its subsidiaries reported that it had sole voting and sole dispositive power over all of the shares. The principal business address of BlackRock, Inc. is 40 East 52 St., New York, NY 10022.

(5)	The information reported is based on a Schedule 13G, as filed with the SEC on January 31, 2008, in which Deutsche Lufthansa AG reported that it held sole voting and dispositive power over 42,589,347 shares. Additional shares listed above are based on the Company’s records following a public equity offering in June 2009, in which Deutsche Lufthansa AG participated. The principal business address of Deutsche Lufthansa AG is Von-Gablenz-Strasse 2-6, 50679 Koln, Germany.

(6)

The information reported is based on a Schedule 13G, as filed with the SEC on February 13, 2012, in which Donald Smith & Co., Inc. reported that it had sole voting power over 15,430,355 shares and sole dispositive power over 29,914,547 shares. This number includes 226,546 shares (sole voting power) and 29,914,547 (sole dispositive power) owned by Donald Smith Long/Short Equities Fund, L.P. and 5,000 shares (sole voting power) and 29,914547 (sole dispositive power) owned by Kamal Shah. The principal business address of Donald Smith & Co., Inc. is 152 West 57th Street, New York, NY 10019.

(7)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 14, 2012, in which FMR Corp. and certain of its affiliates reported that FMR LLC, a parent holding company, and Edward C. Johnson, 3d, the chairman of FMR LLC, had sole voting and shared voting power over none of the shares, and sole dispositive power over all of the shares. The principal business address of each of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(8)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 13, 2012, in which PRIMECAP Management Company reported that it held sole voting power over

10,443, 520 shares and sole dispositive power over 19,106,160 shares and no shared voting or dispositive power. The principal business address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101.

(9)	The information reported is based on a Schedule 13G/A, as filed with the SEC on January 10, 2012, in which Wellington Management Co. LLP reported that it held sole voting or dispositive power over no shares, shared voting power over 23,996,021 shares and shared dispositive power over 31,761,896 shares. The principal business address of Wellington Management Co. LLP is 280 Congress Street, Boston, MA 02210.

(10)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 14, 2012, in which Whitebox Advisors, LLC (“WA”) reported that it had shared voting and shared dispositive power over 17,925,543 shares. According to such Schedule 13G/A, the following entities may be deemed direct or indirect beneficial owners of a portion of such shares due to their various relationships with WA as follows: (a) 17,925,543 shares acting as investment advisor to its client, (b) 8,016,825 shares deemed beneficially owned by Whitebox Multi-Strategy Advisors, LLC (“WMSA”), (c) 8,016,825 shares deemed beneficially owned by Whitebox Multi-Strategy Partners, L.P.(“WMSP”) as a result of its ownership of convertible bonds and common stock, (d) 8,016,825 shares deemed beneficially owned by Whitebox Multi-Strategy Fund, L.P. (“WMSFLP”) as a result of its indirect ownership of convertible bonds and common stock, (e) 8,016,825 shares deemed beneficially owned by Whitebox Multi-Strategy Fund, Ltd. (“WMSFLTD”) as a result of its indirect ownership of convertible bonds and common stock, (f) 6,766,926 shares deemed beneficially owned by Whitebox Concentrated Convertible Arbitrage Advisors, LLC (“WCCAA”), (g) 6,766,926 shares deemed beneficially owned by Whitebox Concentrated Convertible Arbitrage Partners, L.P. (“WCCAP”) as a result of its ownership of convertible bonds, (h) 6,766,926 shares deemed beneficially owned by Whitebox Concentrated Convertible Arbitrage Fund, L.P. (“WCCAFLP”) as a result of its indirect ownership of convertible bonds, (i) 6,766,926 shares deemed beneficially owned by Whitebox Concentrated Convertible Arbitrage Fund, Ltd. (“WCCAFLTD”) as a result of its indirect ownership of convertible bonds, (j) 1,970,025 shares deemed beneficially owned by Pandora Select Advisors, LLC (“PSA”), (k) 1,970,025 shares deemed beneficially owned by Pandora Select Partners, L.P. (“PSP”) as a result of its ownership of convertible bonds, (l) 1,970,025 shares deemed beneficially owned by Pandora Select Fund, LP (“PSFLP”) as a result of its indirect ownership of convertible bonds, (m) 1,970,025 shares deemed beneficially owned by Pandora Select Fund, Ltd. (“PSFLTD”) as a result of its indirect ownership of convertible bonds, (n) 522,920 shares deemed beneficially owned by HFR RVA Combined Master Trust (“HFR”) as a result of its ownership of convertible bonds, and (o) 648,846 shares beneficially owned by IAM Mini-fund 14 Limited (“IAM”). WA, WMSA, WMSFLP, WMSFLTD, WCCAA, WCCAFLP, WCCAFLTD, PSA, PSFLP and PSFLTD each disclaim indirect beneficial ownership of the shares of common stock except to the extent of their pecuniary interest therein. The principal business address of WA, WMSA, WMSFLP, WCCAA, WCCAFLP, PSA, and PSFLP is 3033 Excelsior Blvd., Suite 300, Minneapolis, MN 55416. The principal business address of WMSP, WMSFLTD, WCCAP, WCCAFLTD, PSP and PSFLTD is Trident Chambers, P. O. Box 146, Waterfront Drive, Wickhams Cay, Road Town, Tortola, British Virgin Islands. The principal business address of HFR is 65 Front Street, Hamilton, HM 11, Bermuda. The principal business address of IAM is Boundary Hall, Cricket Square, George Town, Grand Cayman, KY1-1102 Cayman Islands.

PROPOSAL 2 — TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2012. Representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions from stockholders and make a statement if desired.

While the Audit Committee retains Ernst & Young LLP as our independent registered public accounting firm, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification.

Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012. If the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will reconsider the matter. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.

Fees to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2011 and 2010, respectively, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2011	2010
Audit fees(1)	1,301,250	1,396,400
Audit-related fees(2)	50,000	52,200
Tax fees(3)	65,600	61,363
Total	1,416,850	1,509,963

(1)	Includes fees related to: (a) the integrated audit of our consolidated financial statements and internal control over financial reporting; (b) the review of the interim consolidated financial statements included in quarterly reports; (c) services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation; and (d) consultations concerning financial accounting and reporting standards.

(2)	Audit-related services principally include fees for audit and attest services that are not required by statute or regulation.

(3)	Includes fees for tax services, including tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by our independent registered public accounting firm. This policy provides for pre-approval by the Audit Committee of all audit and permissible non-audit services before the firm is engaged to perform such services. The Audit Committee is authorized from time to time to delegate to one of its members the authority to grant pre-approval of permitted non-audit services, provided that all decisions by that member to pre-approve any such services must be subsequently reported, for informational purposes only, to the full Audit Committee.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

AUDIT COMMITTEE REPORT

The Audit Committee of the JetBlue Board of Directors is comprised of three non-employee directors, each of whom, in the Board’s business judgment, is independent within the meaning of the applicable rules and regulations of the SEC and NASDAQ. The Audit Committee oversees on behalf of the Board of Directors the Company’s accounting, auditing and financial reporting processes. The Committee has the resources and authority it deems appropriate to discharge its responsibilities.

Management has the primary responsibility for the Company’s financial statements and financial reporting process, including establishing, maintaining and evaluating disclosure controls and procedures; and establishing, maintaining and evaluating internal control over financial reporting and evaluating any changes in controls and procedures. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report relating to their audit; as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. In fulfilling its responsibilities, the Audit Committee held meetings throughout 2011 with Ernst &Young in private without members of management present.

In this context, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and its independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements; and PCAOB Auditing Standards No. 5, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” Ernst & Young also provided to the Audit Committee the written disclosures and letter regarding their independence required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young their independence from JetBlue and its management, and considered whether the non-audit services provided by the independent registered public accounting firm to the Company are compatible with maintaining the firm’s independence.

JetBlue also has an internal audit department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives updates of internal audit results throughout the year.

In reliance on the review and discussions referred to above, and in the exercise of its business judgment, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the Company’s audited financial statements be included in JetBlue’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC. In addition, the Audit Committee and the Board have also recommended, subject to stockholder ratification, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. While the Audit Committee believes that the charter in its present form is adequate, it may in the future recommend to the Board of Directors amendments to the charter to the extent it deems necessary to react to changing conditions and circumstances.

Audit Committee of JetBlue

Peter Boneparth, Chair

Virginia Gambale

Ellen Jewett

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

PROPOSAL 3 — TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF JETBLUE’S NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010, an advisory vote on the frequency of stockholders votes on executive compensation was conducted in connection with the 2011 annual meeting of stockholders. The Board recommended, and our stockholders agreed, that the advisory vote on executive compensation be held on an annual basis. Upon review of the stockholder voting results concerning that proposal, the Company’s Board of Directors and Compensation Committee determined that we will hold an annual advisory vote on executive compensation. Accordingly, we are asking stockholders to approve an advisory resolution on compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives stockholders an opportunity to approve, reject or abstain from voting with respect to our fiscal 2011 executive compensation programs and policies and the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement.

Please read the Compensation Discussion and Analysis beginning on page 26 for additional details about our executive compensation program, including information about the fiscal year 2011 compensation of our named executive officers. Our Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•

Support our strategy and stay true to our Values: We aim to align compensation programs with business strategies focused on long-term growth and creating value for our stockholders. We motivate crewmembers to overcome challenges and to deliver commitments, all while living our Values of Safety, Caring, Integrity, Fun and Passion;

•

Attract and retain top talent: We aim to set target compensation to be competitive with the airline industry, given our Northeast location, route network, “value carrier” market placement, structure and size relative to other airlines; and

•

Pay for performance: We hold our named executive officers accountable for their performance in light of Company goals, our general and industry performance and individual performance. We believe the proportion of executive compensation designed to be delivered in variable pay should depend on the executive’s position and the ability of that position to influence overall company performance.

Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Furthermore, your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to align the Company’s executive compensation programs with the interests of JetBlue and its stockholders.

The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE FOREGOING RESOLUTION FOR THE REASONS OUTLINED ABOVE.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section of the proxy statement explains how our executive compensation programs are designed and operate with respect to the following officers identified in the Summary Compensation Table below (the “named executive officers”):

David Barger	President and Chief Executive Officer
Mark Powers,	Interim Chief Financial Officer, Senior Vice President and Treasurer
Edward Barnes	Former Executive Vice President and Chief Financial Officer
Robin Hayes	Executive Vice President and Chief Commercial Officer
James Hnat	Executive Vice President and General Counsel

Executive Summary

At JetBlue, Integrity is one of our five core values. We believe honesty builds trust. We hold ourselves to a high standard of integrity and strive for transparency with our executive compensation programs. JetBlue Airways Corporation is a passenger airline that we believe has established a new airline category — a “value airline” — based on service, style and cost. Known for its award-winning customer service and free TV as much as for its competitive fares, JetBlue believes it offers its customers the best coach product in markets it serves with a strong core product and reasonably priced optional upgrades. The Compensation Committee believes that our executive compensation program is instrumental in helping the Company to achieve its business goals and promote its values.

Our core compensation program for our named executive officers in 2011 consisted of the following pay elements:

•	Base salary;

•

An annual incentive opportunity which was based on the Company’s performance across three measures: operating margin, ex-fuel CASM and customer NPS (net promoter score) as well as the Compensation Committee’s discretionary assessment of other qualitative factors; and

•	An annual restricted stock unit award with a grant value tied to an assessment of the previous year’s performance and a vesting schedule of three years from the date of grant.

In addition to the core compensation program, the Company provides or has implemented the following:

•

Executive Compensation Recoupment Policy. Our Board of Directors has adopted a policy, often referred to as a claw-back policy, which requires reimbursement of all or a portion of any bonus, incentive payment, or equity-based award granted to or received by any executive officer and certain other officers after January 1, 2010 where: (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view the executive engaged in willful misconduct that caused or partially caused the need for the restatement, and (c) a lower payment would have been made to the executive based upon the restated financial results.

•

Director Stock Ownership. Our Board of Directors has adopted a policy whereby directors hold their grants of director stock units throughout their tenure as a director. Vested equity is issued six months following the director’s departure from the Board of Directors. Directors are no longer required to hold a specific number of shares of common stock since such a requirement would be redundant in light of our hold through retirement policy.

•

Executive Stock Ownership. Our Corporate Governance and Nominating Committee has adopted stockholding guidelines for our named executive officers to be phased in over a five year period along the following lines:

¡	Our CEO — stockholdings of three times base salary; and

¡	Our other named executive officers — stockholdings of one times base salary.

•

Our 2011 Incentive Compensation Plan does not have an evergreen reload provision, prohibits repricing without stockholder approval and includes double trigger change in control provisions and in general, requires minimum vesting periods for equity of at least three years.

•	We have limited retirement benefits and our 401(k) plan is offered to all employees subject to its generally applicable eligibility conditions.

Our compensation program is designed to reward our named executive officers for the Company’s continued success. Consistent with our compensation philosophy, the Compensation Committee sets the compensation of our executive officers, including our named executive officers, substantially based on their achievement of annual financial and operational objectives that we believe further our long-term business goals and the creation of sustainable long-term stockholder value. As a result, the majority of our named executive officers’ total compensation is tied to performance. This is done by basing a significant portion of their compensation on performance incentives (via bonus or long-term equity incentives) as shown in the charts below:

Chief Executive Officer	Other Named Executive Officers

Highlights of 2011 Performance

JetBlue achieved solid revenue growth and accomplished key strategic goals in 2011 against a challenging economic and industry environment marked by high fuel prices that affected our profitability. The following table summarizes some of our financial results for 2011:

	Fiscal 2011	Fiscal 2010
	($ in millions, except per share amounts)
Revenue	4,504	3,779
Pretax income	145	162
Operating margin	7.1%	8.8%
Earnings per diluted share	0.28	0.31

We achieved record revenue of $4.5 billion in 2011, passenger revenue per available seat mile (PRASM) increased 11.6% year over year and ex-fuel cost per available seat mile (CASM) increased just 0.9% year over year (compared to 5.7% in 2010). However, fuel costs were, once again, very high, pressuring our operating margin and earnings. Our total fuel cost in 2011 was $1.664 billion compared to $1.115 billion in 2010 — or, $3.17 per gallon in 2011 versus $2.29 per gallon in 2010 (total cost and average price per gallon each include related fuel taxes as well as effective fuel hedging gains and losses). As a result, operating margin and earnings were lower than in 2010. However, we achieved several non-financial strategic milestones. For the seventh consecutive year we were recognized by J.D. Power and Associates as having the highest customer satisfaction among low cost airlines in North America and we continued to expand our Boston and Caribbean route networks and reaching 100 flights a day out of Boston’s Logan International Airport.

The compensation our named executive officers earned in 2011 strikes a balance between key accomplishments such as top line growth, quality/customer service, and strategic initiatives, and profitability levels that were below our beginning of year expectations. The bonus plan paid out at 88.1% of target with no adjustments by the Committee. Equity grants, which we made in February 2012 and vest over 3 years following the grant, were based on the accomplishment of each named executive officer’s performance against his or her individual goals. Our fiscal year 2011 compensation actions and decisions for named executive officers were reflective of several considerations, including Company performance, individual executive officers’ accomplishments and contributions to the Company’s financial and strategic results, market competitiveness, and internal equity considerations. Key 2011 compensation decisions for our named executive officers are summarized below:

•

No named executive officer received a salary increase in 2011. The Compensation Committee and the Board determined that current salary levels were consistent with the Company’s compensation objectives.

•

In February 2011, the Committee approved an increase in the 2011 target equity value for Dave Barger to better align his total pay with competitive levels. His target equity grant was increased to $1,250,000 for 2011 from $750,000 for 2010.

•

Each named executive officer received an annual bonus for 2011 performance equal to 88.1% of the executive’s target bonus opportunity, which was paid in February, 2012 This payment reflected the Committee approved corporate performance factor of 88.1%. The Committee did not approve any adjustments to the corporate performance factor or to any individual executive bonus payments.

•

In February 2012, we made equity grants based on 2011 performance against individual goals. The majority of the Compensation Discussion and Analysis section discusses these equity awards because the Committee views these grants as part of 2011 compensation even though they are not disclosed in the 2011 Summary Compensation Table and will be disclosed in the 2012 Summary Compensation Table. We have included a supplemental compensation table to summarize how the Committee viewed and assessed 2011 compensation.

•

The Summary Compensation Table includes equity awards made in 2011, based on 2010 “Met” target performance against corporate performance goals. We consider these grants as part of 2010 compensation, but disclose them in the 2011 Summary Compensation Table because they are part of the required disclosure.

Results of the 2011 Advisory Vote on Executive Compensation (“Say on Pay”)

At our 2011 annual meeting of stockholders, our stockholders were asked to approve, on an advisory basis, the Company’s fiscal 2010 executive compensation programs (“say on pay”). A substantial majority (98%) of the votes cast on the “say on pay” proposal at that meeting were voted in favor of the proposal. As JetBlue regularly engages stockholders and other stakeholders to discuss a variety of aspects of our business and welcomes stockholder input and feedback, the “say on pay” vote serves as an additional tool to guide the Board and the Compensation Committee in ensuring alignment of the Company’s executive compensation programs with stockholder interests.

The Compensation Committee believes that these results affirm our stockholders’ support of the Company’s approach to executive compensation. We strive to continually improve our programs and processes to align our compensation and performance as we enter our second decade of operations. We focused on three performance metrics (Customer NPS, Ex-Fuel CASM and Op Margin), with a goal to drive performance on these metrics throughout our organization and we made equity grants to our named executive officers based on performance against individual goals. Given the Company’s commitment to continue to control its costs in uncertain economic environment (evidenced by the 2012 salary freeze and a limited hiring freeze), the Committee agreed with management’s proposals to not raise executive salaries at the beginning of 2012. The Compensation Committee will continue to ensure that the design of the Company’s executive compensation programs is focused on long-term stockholder value creation, emphasizes pay for performance and does not encourage the taking of short-term risks at the expense of long-term results. The Compensation Committee intends to continue to use the “say on pay” vote as a guidepost for stockholder sentiment and continue to take into account stockholder feedback in making compensation decisions. In 2011, the Committee recommended, our stockholders approved, and our Board of Directors subsequently adopted an annual frequency for our “Say on Pay” vote.

Compensation Philosophy and Overall Compensation Principles

The Company’s goal for its executive compensation program is to recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead the Company in creating value for our stockholders in a highly competitive and volatile industry. The Compensation Committee believes that the compensation program for our named executive officers should emphasize at-risk, performance-based compensation without motivating excessive risk taking. A significant portion of the total compensation opportunity for each of our executives (including the named executive officers) is directly related to performance factors that measure our progress against the goals of our strategic and operating plans. The Compensation Committee believes that our executive compensation program implements and achieves the goals of our executive compensation philosophy.

We strive to apply the following principles for compensating our crewmembers, including our named executive officers:

•

Support our strategy and stay true to our Values:    We aim to align compensation programs with business strategies focused on long-term growth and creating value for our stockholders. We motivate crewmembers to overcome challenges and to deliver commitments, all while living our Values of Safety, Caring, Integrity, Fun and Passion;

•

Attract and retain top talent:    We aim to set target compensation to be competitive with the airline industry, given our Northeast location, route network, “value carrier” market placement, structure and size relative to other airlines; and

•

Pay for performance:    We hold our executive officers accountable for their performance in light of Company goals, our general and industry performance and individual performance. We believe the proportion of executive compensation designed to be delivered in variable pay should depend on the executive’s position and the ability of that position to influence overall company performance.

We strive to implement the principles described above through the following features of its executive compensation practices:

•

Base salary, as a percentage of total direct compensation, should decrease as salary grade levels increase. We believe that the proportion of compensation designed to be delivered in the form of base salary versus variable pay should be linked to the executive’s position and the ability of that position to influence overall Company performance. As leaders move to higher levels of responsibility with more direct influence over the Company’s performance, we believe they should have a higher percentage of pay at risk. We believe that the mix and structure of our executive compensation packages strikes the appropriate balance to promote long-term returns without motivating or rewarding excessive risk-taking.

•

The ratio of long-term incentive compensation to short-term incentive compensation should increase as salary grade levels increase. We expect our executive officers to focus on our long-term success. Our compensation program is designed to motivate executives to take actions that are best for our long-term growth and viability. Our compensation program emphasizes long-term compensation and performance measures correlated with growing stockholder value rather than simply rewarding shorter-term performance and payout periods.

•

Equity compensation should increase as salary grade levels increase. We believe that our senior executive officers who are in positions that most directly affect the Company’s performance should have sustainable profitable growth for the Company as their main priority. We believe they should receive part of their compensation in the form of equity, which reinforces the link between their actions and stockholders’ investment. We think equity ownership encourages executives to behave like owners and provides a clear link with stockholders’ interests.

Compensation Elements

Our fiscal 2011 compensation program for our named executive officers consisted of:

Total Compensation
	Total Direct Compensation			Total Indirect Compensation
	Short Term Compensation		Long-Term Compensation	All Other Compensation
	Base Salary	Annual Incentive Bonus	Long-Term Incentive
Description	Fixed Cash Component	Annual Cash Award tied to achieving customer and financial performance metrics	Equity (RSU) award tied to achieving individual performance metrics	Health and welfare plans, available to our full-time crewmembers, including medical, dental, life insurance and disability programs; 401(k) plan; change in control plans. Perquisites: space available flight privileges for all crewmembers, and, as is common in the airline industry, positive space flight privileges for executive officers and their immediate family; possible relocation assistance at the supervisor level and above; a wellness physical designed to further business continuity at certain facilities, available every other year.
Purpose	Provides a competitive level of fixed compensation that attracts and retains skilled management	Creates incentive for executive officers to direct their efforts toward achieving specified company goals	Creates incentive for executive officers to direct their efforts toward achieving specified individual goals to further company objectives	Provides competitive employee benefits structure to attract and retain employees

Determining Executive Compensation

The Compensation Committee assists the Board with respect to oversight and determination of compensation for the Company’s directors and executive officers. The Compensation Committee oversees the Company’s executive compensation policies and reviews and establishes, subject to approval by our Board of Directors, the compensation for our Chief Executive Officer. The Compensation Committee is charged with review of pay levels and policies related to salaries, bonuses and grants of awards and oversight of our equity incentive plans. In determining base salary, annual bonuses and equity awards, the Compensation Committee uses the relevant executive officer’s current level of total compensation as the starting point. The Committee bases any adjustments to the current pay level on several factors, including the scope and complexity of the functions the executive officer oversees, the contribution of those functions to our overall performance, individual experience and capabilities, individual performance and competitive pay practices. Any variations in compensation among our executive officers reflect differences in these factors.

The Compensation Committee used the following tools in determining senior executive officers’ base salary, annual incentive cash targets, and equity awards:

• Competitive Peer Group Survey;	• Management Recommendations; and
• Internal Pay Equity Review;	• Annual Performance Reviews.
• Tally Sheets;

During the Committee’s first quarter meeting, the Compensation Committee approves target total direct compensation for the upcoming year, which is comprised of:

In February 2012, the Compensation Committee reviewed the Company’s and the named executive officers’ performance for fiscal year 2011. After considering various data and input provided by management, the Compensation Committee then determined the Company’s corporate performance factor, annual incentive bonus and equity awards for the named executive officers. At the same meeting, the Compensation Committee approved base salaries, target annual incentive cash baselines and equity targets for the named executive officers for fiscal 2012.

Compensation Consultant

The Compensation Committee has the authority to retain independent, third-party compensation consultants and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. The Chair of the Compensation Committee reports the Committee’s actions and recommendations of the previous quarter to the full Board at the next regularly scheduled Board meeting.

In 2011, the Compensation Committee retained Semler Brossy Consulting Group, LLC (Semler Brossy) as its independent compensation consultant. Semler Brossy provided an additional objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. As discussed below under “Peer Competitive Group Survey — Market Assessment,” Semler Brossy provided the Company and the Committee with compensation data from the companies in the competitor peer group. The Company used this data to develop its recommendations to the Compensation Committee for 2011 and 2012 compensation levels. Semler Brossy also provided suggestions on the design of the annual bonus and long-term incentive plans that were used in 2011, including the performance measures and weighting, the factors for the Committee to review when determining whether to apply discretion, and the general range of discretion to apply. Semler Brossy did not perform any separate additional services for management.

Competitive Peer Group Survey — Market Assessment

The Compensation Committee reviewed a report on the Company’s compensation programs for senior executive officers which incorporated data provided by Semler Brossy. Semler Brossy collected compensation data during 2011 from the companies in our competitor peer group. The report compared our executive compensation program to peer companies on base salary, target annual bonus, target equity and total direct compensation.

Our competitor peer group consists of the following nine U.S. airlines:

• Alaska Air Group	• Hawaiian Holdings	• Spirit Airlines
• AMR Corporation	• Republic Airways Holdings Inc.	• United Continental Holdings, Inc.
• Delta Air Lines, Inc.	• Southwest Airlines Co.	• US Airways Group

These companies were selected because, like JetBlue, they are airline companies with significant revenue (generally, but not all, over $1 billion) and with significant operations employing a large number of individuals and aircraft in our competing markets. We believe this comparator group provides a reasonable point of comparison to assist in our assessment of our compensation programs. The changes that we made from last year’s peer group are (1) removed regional carriers (Pinnacle Airlines and Skywest) as their businesses are substantially different (2) removed Continental and Airtran due to acquisition and (3) added Spirit Airlines following its initial public offering (for cash compensation comparison purposes only as full data is not yet publicly available).

However, we also recognize that this peer group has limitations from a statistical perspective given the limited number of companies and the wide variation in size of our peers with some of these companies being significantly larger than us. Therefore, with input from Semler Brossy, we supplemented the airline peer data with pay data from general industry companies with revenue between $3 billion and $6 billion. Additionally, we developed a targeted pay positioning that recognized the size of our airline peers relative to JetBlue and the fact that the general industry companies tend to pay above airline industry levels for executives. As a result, we targeted our total pay to be competitive with the airline industry, given our Northeast location, route network, “value carrier” market placement, structure, and size relative to other airlines.

While the Compensation Committee uses the competitive data as a reference point, it is not, and was not in 2011, the sole determining factor in executive compensation decisions. The data is used primarily to ensure that our executive compensation program as a whole is competitive when the Company achieves targeted performance levels. While we do not establish a specific market percentile ranking for the individual compensation elements that comprise total direct compensation, we review each element to ensure it is reasonable relative to our peer group. We believe this market positioning allows us to maintain our competitive cost advantage versus our peer group. We also believe that this market positioning recognizes that some of the peer competitors are significantly larger than we are and yet we compete for the same talent pool. Consistent with our compensation objectives discussed above, we incorporate flexibility into our compensation programs and in the executive assessment process to respond to, and adjust for, changes in the business and economic environment and individual accomplishments, performance and circumstances. Based on its overall assessment of market pay levels, the Committee determined that the 2011 total pay of our Chief Executive Officer, Chief Financial Officer, Chief Operations Officer and Chief Commercial Officer was below competitive levels. We attempted to address a portion of the gap to market that exists for our Chief Commercial Officer and our Chief Operating Officer with an at risk long-term restricted stock unit grant made in February 2012. We made no changes to base salary or target bonus for any of our named executive officers.

Tally Sheets

The Compensation Committee uses tally sheets as a reference to ensure committee members understand the total compensation being delivered to executives each year and over a multi-year period. When making executive compensation decisions, the Compensation Committee reviews tally sheets for each senior executive officer. Tally sheets provide historical pay levels for the past five years, target and realized pay, value of unvested equity awards, and potential payments at termination for each senior executive officer. Tally sheets enable the Compensation Committee to validate that its compensation strategy is working over time.

Internal Pay Equity Review

Because of our team-based approach to executive officer compensation, the Company carefully considers the relative compensation levels among all members of the executive team for internal pay equity. Accordingly, the Company’s executive compensation program is designed to be internally consistent and equitable in order to further the Company’s success.

Performance Evaluation — Chief Executive Officer

Our Board of Directors evaluates Mr. Barger, our President and Chief Executive Officer, on an annual basis. Mr. Barger recuses himself from Board discussions relating to evaluations of his performance. The Board’s evaluation includes both objective and subjective criteria of the Chief Executive Officer’s performance, which include JetBlue’s financial performance, JetBlue’s performance with respect to our long-term strategic objectives and the development of our senior management team. Prior to the Board’s evaluation, the Compensation Committee evaluates Mr. Barger’s compensation. The Compensation Committee uses the competitive market data discussed above to set total direct compensation for the Chief Executive Officer. The Compensation Committee conducts a performance review without Mr. Barger’s participation and provides its recommendations to the full Board.

Performance Evaluations — Named Executive Officers (Other Than the Chief Executive Officer)

The Compensation Committee, together with our Chief Executive Officer, evaluates the performance of the remaining named executive officers. Mr. Barger provides a performance assessment and compensation recommendation to the Compensation Committee for the remaining named executive officers within an overall team performance framework. The performance evaluation may be based on factors such as achievement of the company objectives and performance; leadership and talent development; individual business area responsibilities; and performance as an executive team member and overall executive team performance.

The Compensation Committee also reviews total direct compensation data from the competitive market data, with respect to the other senior executive officers. The Compensation Committee makes final determinations regarding the other named executive officers’ total compensation.

Comparison of 2010 and 2011 Direct Compensation to Named Executive Officers

The supplemental compensation table below shows how the Committee assessed total direct compensation for our executive officers in 2011 and 2010. It is consistent with the Committee’s analysis of information presented to it in tally sheets (see “Compensation Practices and Procedures — Use of Tally Sheets”) and the Committee’s evaluation of our performance relative to established performance targets. The Committee approves restricted stock unit awards when financial results for the previous year are finalized, which occurs early in the following year.

The primary difference between this supplemental compensation table and the 2011 Summary Compensation Table is that the supplemental compensation table includes grants of restricted stock units in the performance year to which they relate. The supplemental compensation table presented below is not intended to be a substitute for the 2011 Summary Compensation Table, but provides a condensed summary of actual Total Direct Compensation awarded to the named executive officers for their performance in 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Restricted Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
David Barger, Chief Executive Officer and
President	2011	600,000	—	1,562,500	264,300	20,511	2,447,311
	2010	600,000	33,000	750,000	267,000	13,768	1,663,768
Mark Powers,
interim Chief Financial
Officer, Senior Vice President
and Treasurer(6)	2011	329,160	$104,450	350,000	171,750	13,640	969,000

Edward Barnes,
Former Executive Vice
President and Chief
Financial Officer(7)	2011	400,000	—	—	—	1,012,801	1,412,801
	2010	400,000	22,000	350,000	178,000	17,019	967,019
Robin Hayes, Executive Vice President and
Chief Commercial Officer	2011	400,000	—	762,500	176,200	12,880	1,351,580
	2010	400,000	22,000	350,000	178,000	15,807	965,807
James Hnat, Executive Vice President,
Corporate Affairs, General
Counsel	2011	400,000	—	350,000	176,200	420	926,620
	2010	400,000	22,000	350,000	178,000	3,060	953,060
Robert Maruster
Executive Vice President and
Chief Operations Officer	2011	400,000	—	587,500	176,200	12,670	1,176,370
	2010	400,000	22,000	350,000	178,000	12,574	962,574

(1)	Includes annualized salary for the year indicated.

(2)	Mr. Powers received a one-time bonus of $100,000 in recognition of the work he performed on the fleet reorganization and the five year plan.

(3)	Includes the aggregate grant date fair value of awards of restricted stock units for the performance year indicated, calculated in accordance with accounting guidance, as well as a $100,000 fair market value on the grant date discretionary grant of restricted stock units to Mr. Powers, and a $150,000 fair market value on the grant date grant of restricted stock units to each of Mr. Hayes and Mr. Maruster. Note, the amounts provided in this column are rounded up by $1 for ease of comparison. Amounts expensed are reflected in the Summary Compensation Table at page 40 under the “Stock Awards” column.

(4)	Includes the annual incentive bonuses paid for the performance year indicated.

(5)	Represents Company 401(k) matching contributions under the JetBlue Airways Corporation Profit Sharing Retirement Plan in which all of our employees are eligible to participate, as well as life insurance premiums and for Mr. Barger, the cost of an executive physical. The 401(k) matching contribution for each of Mr. Barger, Mr. Powers, Mr. Barnes, Mr, Hayes and Mr. Maruster was $12,250. Additionally, Mr. Barnes was paid a severance payment upon separation of his employment in the amount of $1,000,000.

(6)	Mr. Powers was appointed interim Chief Financial Officer of JetBlue on October 18, 2011.

(7)	Mr. Barnes resigned as our Executive Vice President and Chief Financial Officer on October 18, 2011.

Summary of Fiscal Year 2011 Executive Compensation Decisions

Base Salary

The below table, for comparative purposes, shows annualized base salaries for the year indicated at year end. Messrs. Barnes, Hnat and Maruster each received a salary increase in February 2010 to $400,000.

Named Executive Officer	2010 Base Salary	2011 Base Salary
Dave Barger	$600,000	$600,000
Mark Powers	$316,500	$329,160
Ed Barnes	$400,000	$400,000
Robin Hayes	$400,000	$400,000
Jim Hnat	$400,000	$400,000
Rob Maruster	$400,000	$400,000

None of our named executive officers, except Mr. Powers, received a salary increase in 2011. Mr. Powers received a salary increase as a result of his assumption of the interim Chief Financial Officer role. Despite positive performance results last year, the Company remains cautious in light of the current macroeconomic environment and the changing airline industry environment with recent mergers and bankruptcy filings. In the future, we may consider adjusting the base salaries of certain executive positions, depending on market and competitive data over time and individual performance; however, no adjustments are being considered for 2012.

Annual Incentive Bonuses and Equity Compensation

The Company’s annual incentive targets and equity targets are payable according to the Company’s achievement of its annual performance metrics. As part of our ongoing efforts to ensure that our performance targets drive company performance, we modified our program slightly from last year. First, we adopted a hurdle of $1 of pre-tax income. Pre-tax income is also the threshold for our front line payment of profit sharing (which is payable to all non-equity eligible employees). Our manager level and above employees, including our named executive officers, will not benefit from bonus payments if our front line personnel do not receive profit sharing due to our financial results.

In addition, we further tightened our focus to three targets, equally weighted (33.3%): Customer Net Promoter Score (“NPS”), Operating Margin and Ex-Fuel CASM (cost per available seat mile). NPS is a brand loyalty analysis. Operating Margin and Ex-Fuel CASM are financial measures that we believe are important to our long-term success because ex-fuel CASM measures our cost growth for operating the airline excluding fuel costs and Operating Margin measures our overall profitability levels. Our annual incentive bonuses, which are payable in cash, aim to reward executive officers and members of leadership throughout the organization to the manager level for attaining annual corporate performance targets. The annual incentive target for the named executive officers is 50% of base salary. The named executive officers’ maximum bonus is two times their target bonus, or 100% of salary. The Compensation Committee retains discretion to exercise its judgment to adjust the actual bonuses upwards or downwards by up to 35% based on qualitative factors, including operating and financial performance versus our peer group and the market, variances in fuel costs from the assumptions in the budget, and our long-term strategic plan development.

The Compensation Committee relied on our performance assessment framework to evaluate our results on each goal and then perform a collective assessment across all goals to determine a corporate performance factor, which is then applied to our annual incentive bonus awards. For 2011, the corporate performance factor was determined as follows:

Measure(1)	Weight	Range	Target	Performance Achieved
Customer NPS	33%	61 – 71%	66%	63.8% (within range)
Ex Fuel CASM	33%	1.7% – -0.5%	0.5%	0.9% (within range)
Op Margin	34%	1 – 11%	9.7%	7.1% (within range)

(1)	Customer NPS is a non-financial measure that assesses brand loyalty based on a customer’s subjective survey responses to a customer experience. NPS is calculated by taking the percent of brand promoters and subtracting the percent of brand detractors, yielding a score between -100 and 100. The NPS achieved in this table represents quarterly NPS figures averaged for the year. “Ex Fuel CASM,” or more technically, “Operating Expense per available seat mile, excluding fuel” is a financial measure not calculated in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), commonly used in the airline industry. It represents operating expenses, less aircraft fuel, divided by available airline seat miles. “Airline seat miles” is a capacity measure representing the number of seats available to passengers multiplied by the number of miles the seats are flown. Operating margin is a financial ratio calculated by dividing operating revenues into operating income, where both operating revenue and operating income are calculated in accordance with U.S. GAAP.

Payout as a % of Target	Range	Actual Payout as a % of Target
Failed to Meet Target	0%
Under Target (but within range)	25% of base salary	88.1%
Met Target	50% of base salary
Exceeded Target	Up to 100% of base salary

A “Met” target assessment would have resulted in a corporate performance factor of 100%, which would have resulted in a payout of 50% of base salary for the named executive officers. After evaluating the Company’s performance, the Compensation Committee chose not to exercise its discretion and approved the 88.1% corporate performance factor. The Compensation Committee concluded the Company performed well in light of the challenging economic conditions but that the Company should be held accountable to the metrics it had selected.

Long-Term Incentive

Equity grants directly align executive officers’ interests with the interests of stockholders by rewarding increases in the value of our share price. Such grants enable us to attract and retain highly qualified individuals for positions of responsibility. Accordingly, we have granted equity in the form of restricted stock units in connection with our annual performance review, and upon hire or promotion. Our equity grants are made following the Compensation Committee meeting during the first quarter of the year. We do not time our equity grants to coincide with the disclosure of non-public material information.

To avoid a situation where the same set of metrics triggered both bonus and equity payouts or paid out neither, in 2011 the Compensation Committee approved a set of individualized performance goals for our named executive officers for the payment of long-term equity (currently in the form of restricted stock units that vest over three years). The executive’s degree of achievement of his individual goals and a subjective assessment of the degree of difficulty of those goals are reflected in the equity grants paid in 2012 based on 2011 performance, as shown in the supplemental compensation table. The Committee believed that this would also introduce variation in pay among the senior executive team and begin the process of moving them out of lockstep which the Compensation Committee no longer believes to be appropriate.

Our equity ranges for 2011 performance are as follows (reported as fair market value on the date of the restricted stock unit grant):

	CEO	Other NEOs
Threshold	$625,000	$175,000
Target	$1,250,000	$350,000
Maximum	$2,500,000	$700,000

These ranges were selected based on peer compensation data and in light of the Company’s internal pay equity considerations and its financial performance.

As noted above, in 2011 we adopted individual goals for each of our named executive officers, tailored to that executive’s responsibilities and the workgroups he supervises. For example, the CEO’s goals are divided between organizational goals including people and culture and strategic goals, including our move to our new corporate support center, maintaining a vibrant service oriented culture, an internal New York airspace initiative and launching a five year strategic plan. His other individual performance goals related to talent development, internal NPS scores and crewmember engagement. The Compensation Committee, in consultation with the Board of Directors, reviewed Mr. Barger’s performance and leadership in 2011 in light of the Company’s overall performance in a challenging environment for the airline industry and awarded Mr. Barger an equity grant, issued on February 14, 2012, with a fair market value of $1,562,500, representing an individual performance achievement of 125% of Target. This was due in part to a subjective determination by the Compensation Committee of Mr. Barger’s success in his development of his senior executive team and the Company’s financial performance, including record fourth quarter and year-end revenue results. No named executive officer received lower than a “Met” target assessment.

The other named executive officers have goals relating to the following:

•	Mr. Hayes, Mr. Hnat and Mr. Maruster were each evaluated along a similar framework, including operational and strategic goals.

•

Each of Mr. Hayes, Mr. Hnat, Mr. Maruster and Mr. Powers had individual organizational goals relating to talent development, internal NPS scores and crewmember engagement goals for the departments each individual oversees.

•

For business goals, Mr. Hayes had individual goals relating to commercial team strategic initiatives, Mr. Hnat had goals relating to corporate affairs team initiatives and Mr. Maruster had goals relating to strategic operational issues and New York airspace initiatives.

•	Mr. Powers, who served as a Senior Vice President for nine months of the year, had goals relating to our fleet refresh and budget initiatives, fuel and balance sheet management.

Mr. Barger, in reviewing his direct reports, also used his judgment in evaluating the degree of difficulty of the individual goals. For example, Mr. Maruster oversees almost 70% of the Company’s employees and has a high degree of operational complexity with our New York airspace-based operations. No named executive officer received lower than a “Met” target assessment.

Other named executive officer equity grants awarded on February 14, 2012 (reflecting the fair market value of the restricted stock units on the date of grant):

Named Executive Officer	Annual Grant
Mr. Powers	$250,000, based on individual performance
Mr. Hayes	$612,500, based on individual performance and reflecting a recognition that the departments he oversees span a significant breadth of our company
Mr. Hnat	$350,000, based on individual performance
Mr. Maruster	$437,500, based on individual performance and reflecting a recognition that the departments he oversees include a significant and complex operational environment

Each of Mr. Hayes and Mr. Maruster were also awarded restricted stock units with a fair market value on the grant date of $150,000 to account for the significant gap to market our compensation research revealed for the top commercial officer and the top operations officer positions, respectively. Mr. Powers was awarded a one-time equity grant of restricted stock units with a fair market value of $100,000 reflecting his assumption of the role of interim Chief Financial Officer.

We believe this approach was consistent with our pay for performance and team-driven awards philosophy where we link our corporate results to each named executive officer’s compensation. These restricted stock units vest over three years and are at risk of forfeiture should the officer leave the Company before the awards are fully vested.

All Other Compensation

Perquisites and Other Personal Benefits

We offer a very limited amount of perquisites and other personal benefits to our named executive officers. The Compensation Committee believes that these perquisites are reasonable and consistent with prevailing market practice and the Company’s overall compensation program. Perquisites are not a material part of our compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. See “— Summary Compensation Table — All Other Compensation.”

Post-Employment Benefits

To promote retention and recruiting, we also offer limited arrangements that provide certain post-employment benefits in order to alleviate concerns that may arise in the event of a crewmember’s separation from service with us and enable crewmembers to focus on Company duties while employed by us.

•

Severance Benefits. Post-employment severance benefits for our named executive officers are provided through our Executive Change in Control Severance Plan (the “Executive Plan”) and Amended and Restated 2002 Stock Incentive Plan or 2011 Incentive Compensation Plan, as applicable. Our Executive Plan is intended to insure stability within the Company during a period of uncertainty resulting from the possibility of a change in control of the Company by providing incentives for certain designated crewmembers, including our named executive officers, to remain in our employ. See “— Agreements Governing Termination,” “— Agreements Governing a Change in Control,” “— Potential Payments Upon Termination or Change in Control” below.

•	From time to time, we agree to pay departing executives severance for their execution of appropriate customary releases of any claims against us or our affiliates. In late 2011, in connection with Mr. Barnes’ departure from JetBlue, we agreed to pay him $1,000,000 in recognition of the work he had performed in 2011 in encouraging financial and cost discipline, and producing good financial results for 2011. In consideration for the payment, Mr. Barnes executed a release of any claims against us or our affiliates. His unvested equity was forfeited, in accordance with the terms of our plans. He was also eligible for flight benefits in accordance with our program for officers and limited COBRA payments.

•

Retirement Benefits. Our executive officers participate in our 401(k) defined contribution plan retirement plan provided to substantially all other US crewmembers and do not receive special retirement plans or benefits. For our executive officers as well as all other participating crewmembers, we match employee contributions under this plan 100% up to 5% of eligible earnings, subject to all applicable regulatory limits, and a vesting period.

Tax and Accounting Impact

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1,000,000 paid per year to each of our Chief Executive Officer and our three most highly paid other executive officers (other than our Chief Financial Officer). Qualifying “performance-based compensation” is not subject to this deduction limitation if certain requirements are met. Starting with non-equity incentive plan compensation awards made in 2012, and equity incentive plan compensation awards made in 2013 for 2012 performance, we intend to generally structure our compensation programs such that amounts payable under these programs are not subject to the deduction limitations of Section 162(m). However, the Committee reserves the right to design programs that are intended to accomplish a full range of compensation objectives important to our success, even where the compensation paid under such programs may not exempt from the deduction limitations of Section 162(m). For 2011, due to the Company’s net operating loss carryforwards, the limitation on our compensation deduction resulted in no significant income tax obligation.

Other provisions of the Code can also affect compensation decisions. Under Sections 280G and 4999 of the Code, a 20% excise tax is imposed upon certain individuals who receive payments upon a change in control if the payments received by them equal or exceed an amount approximating three times their average annual compensation. The excise tax is imposed on all such payments exceeding one time an individual’s average annual compensation. A company will also lose its tax deduction for such “excess parachute payments”. As discussed under “Payments upon a Change in Control-Executive Change in Control Plan,” below, the Executive Plan provides for tax “gross-up” payments to our named executive officers to cover the cost of this excise tax.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section with our management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

The Compensation Committee of JetBlue:

David Checketts

Stanley McChrystal

Ann Rhoades (Chair)

SUMMARY COMPENSATION TABLE

The following table provides certain information concerning the compensation for services rendered to us during the years ended December 31, 2011, 2010 and 2009 by (i) each person serving as a principal executive officer during the year ended December 31, 2011, (ii) each person serving as a principal financial officer during the year ended December 31, 2011 and (iii) each of the three other most highly-compensated individuals who were serving as executive officers as of December 31, 2011 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David Barger
Chief Executive Officer and President	2011	600,000	—	749,999	264,300	20,511	1,634,810
	2010	600,000	33,000	312,249	267,000	13,768	1,226,017
	2009	591,667	—	499,992	375,000	13,463	1,480,122
Mark Powers, interim Chief Financial Officer, Senior Vice President and Treasurer(5)	2011	337,655	104,450	249,998	171,750	13,640	877,493

Edward Barnes
former Executive Vice President & Chief Financial Officer	2011	366,667	—	349,999	—	1,012,801	1,729,467
	2010	391,667	22,000	281,247	178,000	17,019	889,933
	2009	350,000	—	249,997	218,750	12,790	831,537
Robin Hayes Executive Vice President & Chief Commercial Officer	2011	400,000	—	349,999	176,200	12,880	939,079
	2010	400,000	22,000	406,246	178,000	15,807	1,022,053
	2009	400,000	—	249,997	250,000	12,670	912,667
James Hnat
Executive Vice President & General Counsel	2011	400,000	—	349,999	176,200	420	926,619
	2010	391,667	22,000	281,247	178,000	3,060	875,974
	2009	350,000	—	249,997	218,750	324	819,071
Robert Maruster
Executive Vice President & Chief Operating Officer	2011	400,000	—	349,999	176,200	12,670	938,869
	2010	391,667	22,000	281,247	178,000	12,574	885,488
	2009	327,917	—	312,487	211,447	12,504	864,355

(1)	Compensation reported under this column consists of signing bonuses and spot bonuses. Annual performance-based bonuses are reported above under the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis — Summary of Fiscal Year 2011 Executive Compensation Decisions — Annual Incentive” and “— Long-Term Incentive” above. In the case of Mr. Powers, includes a one-time bonus of $100,000 in recognition of the work he had performed on the fleet reorganization and the five year plan and discretionary adjustments of the non-equity incentive plan payout in the amount of $4,450.

(2)	Represents the grant date fair value of the restricted stock units based on JetBlue’s stock price on the grant date computed in accordance with FASB ASC Topic 718 for the fair value of restricted stock units representing the rights to receive shares of JetBlue common stock upon vesting under our Amended and Restated 2002 Stock Incentive Plan or our 2011 Incentive Compensation Plan (depending on when granted). Please refer to Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, for further discussion related to the assumptions used in our valuation as well as the disclosure of the accounting expense recognized. For information on the valuation assumptions with respect to grants made prior to 2011, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K. See the “Grants of Plan-Based Awards” table below for further information on restricted stock units granted in 2011.

(3)	Represents incentive bonus earned in 2011, 2010 and 2009, based upon each named executive officer’s achievement of certain specified annual performance targets. The amounts earned in 2011 were paid on February 21, 2012, the amounts earning in 2010 were paid on February 18, 2011 and the amounts earned in 2009 were paid on February 20, 2010. See “Compensation Discussion and Analysis — Summary of Fiscal Year 2011 Executive Compensation Decisions — Annual Incentive” above.

(4)	Represents Company 401(k) matching contributions under the JetBlue Airways Corporation Profit Sharing Retirement Plan in which all of our employees are eligible to participate, as well as life insurance premiums and for Mr. Barger, the cost of a wellness physical. The 401(k) matching contribution for each of Mr. Barger, Mr. Powers, Mr. Barnes, Mr, Hayes and Mr. Maruster was $12,250. Additionally, Mr. Barnes was paid a severance payment upon his separation from the Company in the amount of $1,000,000.

(5)	Mr. Powers was appointed interim Chief Financial Officer of JetBlue on October 18, 2011.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information, as of December 31, 2011, concerning individual grants of equity and non-equity plan-based awards made to the named executive officers during the fiscal year ended December 31, 2011.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David Barger	2/16/2011	—	—	—	124,378	749,999
		—	300,000	600,000
Mark Powers	2/16/2011	—			41,459	249,998
		—	159,375	318,750
Edward Barnes	2/16/2011	—	—	—	58,043	349,999
		—	200,000	400,000
Robin Hayes	2/16/2011	—	—	—	58,043	349,999
		—	200,000	400,000
James Hnat	2/16/2011	—	—	—	58,043	349,999
		—	200,000	400,000
Robert Maruster	2/16/2011	—	—	—	58,043	349,999
		—	200,000	400,000

(1)

The Threshold column reflects the minimum annual bonus award that would have been granted had we achieved minimum performance targets for 2011. The Target column reflects the award granted if we were to achieve all of our 2011 performance targets. See “Compensation Discussion and Analysis — Annual Incentive Bonuses” above. The Maximum column reflects awards that would have been payable for our 2011 performance had we exceeded all of our performance targets for the year. The payouts are based on performance goals established at the beginning of the year and are therefore completely at risk. The business measurements and performance goals for determining the payout are described in “Compensation Discussion and Analysis — Annual Incentive Bonuses” above. Actual payouts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensating Table.”

(2)	Represents restricted stock units granted under our Amended and Restated 2002 Stock Incentive Plan. Subject to the named executive officers’ continued employment, these equity awards vest in a series of three equal annual installments commencing on the first anniversary of the grant date, subject to immediate vesting upon certain changes in control.

(3)	Represents total grant date fair value of restricted stock units as determined in accordance with FASB ASC Topic 718. Please refer to Note 7 to our consolidated financial statements in our 2011 annual report for further discussion related to the assumptions used in our valuations of restricted stock units.

On February 11, 2008, we entered into an employment agreement with David Barger, our Chief Executive Officer, which was amended in 2009 and again in 2010. As amended, the agreement has a term through February 11, 2015 and provides for an annual salary, effective as of February 1, 2009, of $600,000. The agreement provides that Mr. Barger is eligible to receive an annual incentive bonus at a target of 50% and a maximum of 100% of his base salary; a restricted stock unit award with a minimum target at a fair market value of $250,000, with a then minimum award of $0 and a maximum award of $500,000 (the maximum award is aimed at 2 times his salary, adjusted over time), depending on his performance against targets as set and reviewed by the Compensation Committee; as well as participation in the Company’s benefit plans available to its executive officers. (Mr. Barger received a supplemental grant of restricted stock units with a grant date fair value of $250,000 when his employment agreement was amended.) The agreement may be terminated for Cause (as defined below under “Potential Payments upon Termination or Change In Control”), or if he were to resign from the Company. See “— Agreements Governing Termination.”

None of Mr. Powers, Mr. Barnes, Mr. Hayes, Mr. Hnat or Mr. Maruster have employment agreements with the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning all outstanding equity awards for each named executive officer at December 31, 2011.

		Option Awards				Stock Awards
Name(a)	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable (b)(1)	Number of Securities Underlying Unexercised Options(#) Unexercisable (c)(1)	Option Exercise Price ($) (e)(1)	Option Expiration Date (f)(1)	Number of Shares or Units of Stock That Have Not Vested(#)(g)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(1)(2)
David Barger	2/8/2002	16,707	—	4.00	2/8/2012	—	—
	3/26/2004	27,000	—	15.80	3/26/2014	—	—
	9/1/2004	135,000	—	15.82	9/1/2014	—	—
	5/18/2005	27,000	—	14.75	5/18/2015	—	—
	5/18/2006	18,000	—	10.62	5/18/2016	—	—
	2/19/2009	—	—	—	—	18,396	95,659
	8/20/2009	—	—	—	—	15,903	82,696
	2/18/2010	—	—	—	—	39,576	205,795
	2/16/2011	—	—	—	—	124,378	646,766
Mark Powers	8/16/2006	9,000	—	10.365	8/16/2016	—	—
	8/15/2007	9,000	—	9.025	8/15/2017	—	—
	11/14/2007	13,500	—	7.790	11/14/2017	—	—
	2/19/2009	—	—	—	—	13,797	71,744
	2/18/2010	—	—	—	—	27,725	144,170
	2/16/2011	—	—	—	—	41,459	215,587
Edward Barnes	11/15/2006	9,000	—	15.27	11/15/2016	—	—
	11/14/2007	13,500	—	7.79	11/14/2017	—	—
Robin Hayes	2/19/2009	—	—	—	—	18,396	95,659
	2/18/2010	—	—	—	—	51,489	267,743
	2/16/2011	—	—	—	—	58,043	301,824
James Hnat	2/10/2003	20,250	—	11.527	2/10/2013	—	—
	3/26/2004	9,000	—	15.800	3/26/2014	—	—
	5/18/2005	9,000	—	14.753	5/18/2015	—	—
	5/18/2006	13,500	—	10.615	5/18/2016	—	—
	5/16/2007	27,000	—	10.680	5/16/2017	—	—
	2/19/2009	—	—	—	—	18,396	95,659
	2/18/2010	—	—	—	—	35,646	185,359
	2/16/2011	—	—	—	—	58,043	301,824
Robert Maruster	8/17/2005	45,000	—	12.913	8/17/2015	—	—
	5/18/2006	13,500	—	10.615	5/18/2016	—	—
	5/16/2007	13,500	—	10.680	5/16/2017	—	—
	2/19/2009	—	—	—	—	13,797	71,744
	8/20/2009	—	—	—	—	7,952	41,350
	2/18/2010	—	—	—	—	35,646	185,359
	2/16/2011	—	—	—	—	58,043	301,824

(1)	Please refer to the table below for the applicable vesting schedules of outstanding option awards.

Grant Date	Option Expiration Date	Vesting Schedule
2/8/2002	2/8/2012	20% in five equal annual installments beginning on February 8, 2003
2/10/2003	2/10/2013	20% in five equal annual installments beginning on February 1, 2004
3/26/2004	3/26/2014	One-third in three equal annual installments beginning on (1) August 17, 2004 for Mr. Barger and (2) March 26, 2005 for Mr. Hnat.
9/1/2004	9/1/2014	20% in five equal annual installments beginning on August 24, 2004
5/18/2005	5/18/2015	One-third in three equal annual installments, beginning on May 18, 2006.
8/17/2005	8/17/2015	Initially, 20% in five equal annual installments beginning on July 30, 2006; however, Mr. Maruster’s outstanding options were accelerated on December 9, 2005 as part of a Company-wide option acceleration prior to the effective date of SFAS 123(R). Mr. Maruster was not a named executive officer at the time of the acceleration; such officers’ options were not accelerated.
5/18/2006	5/18/2016	One-third in three equal annual installments beginning on May 18, 2007
11/15/2006	11/15/2016	One-third in three equal annual installments beginning on November 15, 2007
5/16/2007	5/18/2016	One-third in three equal annual installments beginning on May 16, 2008
11/14/2007	11/14/2017	One-third in three equal annual installments beginning on November 14, 2008
2/19/2009	—	One-third in three equal annual installments beginning on February 19, 2010
8/20/2009	—	One-third in three equal annual installments beginning on August 20, 2010
2/18/2010	—	One-third in three equal annual installments beginning on February 18, 2011
2/16/2011	—	One-third in three equal annual installments beginning on February 16, 2012

(2)	The value of these awards was calculated by using a share price of $5.20, the closing price of JetBlue’s common stock on December 30, 2011 multiplied by the number of shares of stock subject to the award.

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning vesting of option awards and restricted stock unit awards during 2011 for each named executive officer:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David Barger	—	—	67,210	376,361
Mark Powers	—	—	37,502	227,049
Edward Barnes	—	—	60,107	366,793
Robin Hayes	—	—	67,249	364,242
James Hnat	1,200	4,581	49,343	298,711
Robert Maruster	—	—	49,414	284,029

Potential Payments upon Termination or Change In Control

Each of our named executive officers may receive various payments if his employment is terminated, depending on the grounds for the termination. Employment may be terminated in various ways, including the following:

•	Voluntary termination of employment by the named executive officer (with or without “good reason”);

•	Termination of employment by the Company (with or without “cause”);

•	Termination in the event of the disability or death of the named executive officer; and

•	Termination following a change in control of the Company.

In the table below, we provide estimates of the payments that our named executive officers would have received had their employment been terminated as of December 31, 2011, except that in the case of Mr. Barnes, the amounts reported in the table represent the actual payouts he received in connection with his departure from the Company.

Potential payments made to Mr. Barger upon the termination of his employment or upon a change in control are governed by the terms of his employment agreement with the Company and the benefit plans in which he participates. Since none of Mr. Powers, Mr. Barnes, Mr. Hayes, Mr. Hnat or Mr. Maruster have employment agreements with the Company, potential payments to Messrs. Powers, Barnes, Hayes, Hnat and Maruster upon the termination of their employment or upon a change in control are governed solely by the terms of the benefit plans in which they participate.

Agreements Governing Termination

Payments to Mr. Barger upon Termination.    We have an employment agreement, as amended, with Mr. Barger, our Chief Executive Officer. See narrative disclosure to “Summary Compensation Table” and “Grants of Plan-Based Awards Table,” at page 42. Under Mr. Barger’s employment agreement, if the Company were to terminate Mr. Barger’s employment for Cause (as defined in the employment agreement), or if Mr. Barger were to resign from the Company, Mr. Barger would only be entitled to payment of unpaid base salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company. If, prior to the expiration of the employment term, Mr. Barger’s employment were terminated by the Company without Cause, the Company would (a) continue to pay Mr. Barger his base salary (at the rate in effect on the date Mr. Barger’s employment is terminated) until the end of the one year following his termination, (b) to the extent the Company’s performance goals were achieved, pay Mr. Barger a pro rata portion of his bonus for the year in which the termination of employment occurs on the date such bonus would have been payable to Mr. Barger had he remained employed by the Company, and (c) pay Mr. Barger any other accrued compensation and benefits. If, after termination of his employment without Cause, Mr. Barger were to breach any of the confidentiality, non-competition, non-solicitation or return of proprietary materials provisions contained in the agreement, he would forfeit, as of the date of such breach, all of the payments and benefits described in this paragraph. If Mr. Barger’s employment were terminated by reason of his death or Disability (as defined below), the Company would pay to Mr. Barger (or his estate, as applicable), his base salary through and including the date of termination and any other accrued compensation and benefits. For purposes of this agreement, “Cause,” means a conviction of or a plea of nolo contendere to any felony or a crime involving moral turpitude or dishonesty; fraud or breach of company policies that materially adversely affects JetBlue; intentional damage to JetBlue property or business; gross insubordination or incompetence; habitual neglect of his duties with JetBlue; or conduct that demonstrates gross unfitness to serve, including alcoholism or substance abuse. “Disability” means that Mr. Barger is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

Pursuant to Mr. Barger’s employment agreement, he has agreed to maintain the confidentiality of the Company’s non-public information and to not compete with the Company, directly or indirectly, without consent of the Board, for up to one year after his termination from the Company. In addition, for twelve months after the later of the date on which Mr. Barger ceases to be an employee of the Company, he has agreed not to interfere with our employee or customer relationships, solicit our employees or customers on behalf of persons competitive with the Company and must have returned all our proprietary materials.

Payments to Other Named Executive Officers.    As of December 31, 2011, we had no contractual obligation to make severance payments to any of our named executive officers other than Mr. Barger.

Arrangements Governing a Change in Control

Executive Change in Control Plan.    On June 28, 2007, upon recommendation of the Compensation Committee, the Board approved and adopted the JetBlue Airways Corporation Executive Change in Control Severance Plan (the “Executive Plan”). A “change in control,” as defined in the Executive Plan, means: (i) a reorganization, merger, consolidation or other corporate transaction involving JetBlue, such that the stockholders of the Company immediately prior to such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the Company in substantially the same proportions as their ownership, immediately prior to such business combination, of the voting securities of the Company; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, or the consummation of a plan of complete liquidation or dissolution of the Company. The Executive Plan provides severance and welfare benefits to eligible employees who are involuntarily terminated from employment without cause or when they resign during the two-year period following a change in control for “Good Reason” (a “Qualifying Termination Event”). “Good Reason” means the termination of employment by an eligible employee because of any of the following events: (1) a 10% reduction by the Company (other than in connection with a Company-wide, across-the-board reduction), in (x) his or her annual base pay or bonus opportunity as in effect immediately prior to the change in control date or (y) his or her bonus opportunity or 12 times his or her average monthly salary, or as same may be increased from time to time thereafter; (2) a material reduction in the duties or responsibilities of the eligible employee from those in effect prior to the change in control; or (3) the Company requiring the eligible employee to relocate from the office of the Company where an eligible employee is principally employed immediately prior to the change in control date to a location that is more than 50 miles from such office of the Company (except for required travel on the Company’s business to an extent substantially consistent with such eligible employee’s customary business travel obligations in the ordinary course of business prior to the change in control date). For purposes of the Executive Plan, “cause” means a conviction of or a plea of nolo contendere to any felony or a crime involving moral turpitude or dishonesty; fraud or breach of company policies which materially adversely affects the Company; intentional damage to the Company’s property or business; habitual conduct that constitutes gross insubordination; or habitual neglect of his duties with the Company.

A named executive officer who incurs a Qualifying Termination Event will be entitled to receive two years of salary and two times his or her target bonus for the year in which termination occurs. In addition, each employee covered by the Executive Plan will be entitled to: (i) payment of his or her accrued but unused paid time off as of the date of termination; (ii) a pro rata portion of his or her annual bonus for the year in which termination occurs; and (iii) payment for certain unreimbursed relocation expenses incurred by him or her (if any). Each employee covered by the Executive Plan who incurs a Qualifying Termination Event will also be entitled to receive reimbursement for all costs incurred in procuring health and dental care coverage for such employee and his or her eligible dependents under COBRA. Such reimbursements will be made for 18 months for our named executive officers. During the reimbursement period, if an eligible employee becomes covered under group health and dental care plans providing substantially comparable benefits to those provided to similarly situated active employees of the Company, then the Company’s COBRA reimbursement payments will be eliminated. In addition, named executive officers are eligible for flight benefits for two years following a Qualifying Termination Event.

With respect to named executive officers, the Executive Plan also contains an excise tax gross-up provision whereby if such employees incur any excise tax by reason of his or her receipt of any payment that constitutes an excess parachute payment, as defined in Section 280G of the Code, the employee will be entitled to a gross-up payment in an amount that would place him or her in the same after-tax position he or she would have been in had no excise tax applied.

The Executive Plan may be amended or terminated by the Company at any time prior to a change in control. In addition, under the terms of the Executive Plan, the Board is required to reconsider the terms of the plan within the 90-day period immediately prior to the third anniversary of its adoption in light of then-current market practices. Such reconsideration took place in September 2010 and the Board made no changes to the Executive Plan in light of the then ongoing industry changes.

Potential payments upon a change in control under the Executive Plan are estimated in the table below captioned “Potential Payments Upon Termination.”

Payments in Connection with our Amended and Restated 2002 Stock Incentive Plan.    In addition to the above, our Amended and Restated 2002 Stock Incentive Plan provides for immediate vesting of various equity grants in the event of a change in control. The phrase “change in control,” as used in the plan, means any of the following: a change in ownership or control of the Company effected through a merger, consolidation or other reorganization approved by our stockholders (unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned our outstanding voting securities immediately prior to such transaction); the sale, transfer or other disposition of all or substantially all of our assets in a liquidation or dissolution; or the acquisition, directly or indirectly by any person or group of persons unaffiliated with us, of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made to our stockholders.

Potential payments upon a change in control under the Amended and Restated 2002 Stock Incentive Plan are provided in the table below captioned “Potential Payments Upon Termination.”

Payments in Connection with our 2011 Incentive Compensation Plan.    Under the 2011 Incentive Compensation Plan, a change in control of the Company will have no effect on outstanding awards under the plan that the Board of Directors or the Compensation Committee determines will be honored or assumed or replaced with new rights by a new employer (referred to as an alternative award), so long as the alternative award (i) is based on securities that are, or within 60 days after the change in control will be, traded on an established United States securities market; (ii) provides the holder with rights and entitlements (such as vesting and timing or methods of payment) that are at least substantially equivalent to the rights, terms and conditions of the outstanding award; (iii) has an economic value that is substantially equivalent to that of the outstanding award; (iv) provides that if the holder’s employment with the new employer terminates under any circumstances, other than due to termination for cause or resignation without good reason, within 18 months following the change in control (or prior to a change in control, but following the date on which we agree in principle to enter into that change in control transaction), (1) any conditions on the holder’s rights under, or any restrictions on transfer or exercisability applicable to, the alternative award will be waived or will lapse in full, and the alternative award will become fully vested and exercisable, and (2) the alternative award may be exercised until the later of (a) the last date on which the outstanding award would otherwise have been exercisable, and (b) the earlier of (I) the third anniversary of the change in control and (II) expiration of the term of the outstanding award; and (v) will not subject the holder to additional taxes or interest under section 409A of the Code.

If the Board of Directors or the Compensation Committee does not make this determination with respect to any outstanding awards, then (i) the awards will fully vest and become non-forfeitable and exercisable immediately prior to the change in control; (ii) the Board of Directors or the Compensation Committee will provide that in connection with the change in control (1) each outstanding option and SAR will be cancelled in exchange for an amount equal to the fair market value of our common stock on the change in control date, reduced by the option exercise price or grant price of the option or SAR,

(2) each outstanding share of restricted stock, restricted stock unit and any other award denominated in shares will be cancelled in exchange for an amount equal to the number of shares covered by the award multiplied by the price per share offered for our common stock in the change in control transaction, or, in some cases, the highest fair market value of the common stock during the 30 trading days preceding the change in control date, and (3) any outstanding award not denominated in shares, including any award the payment of which was deferred, will be cancelled in exchange for the full amount of the award; (iii) the target performance goals applicable to any outstanding awards will be deemed to be fully attained, unless actual performance exceeds the target, in which case actual performance will be used, for the entire performance period then outstanding; and (iv) the Board of Directors or the Compensation Committee may otherwise adjust or settle outstanding awards as it deems appropriate, consistent with the plan’s purposes.

The phrase “change in control,” as used in the plan, means, very generally, any of the following: (a) the acquisition by certain persons of voting securities representing 30% or more of our common stock or of the combined voting power of all of our voting securities, (b) certain changes in the majority of the members of our Board of Directors, (c) certain corporate transactions, such as a merger, reorganization, consolidation or sale of substantially all of our assets, that result in certain changes to the composition of our stockholders, or (d) a complete liquidation or dissolution of JetBlue.

Potential payments upon a change in control under the 2011 Incentive Compensation Plan are provided in the table below captioned “Potential Payments Upon Termination.”

Potential Payments Upon Termination

The table below sets forth potential benefits that each named executive officer would be entitled to receive upon termination of employment under the various circumstances outlined above, with the exception of payments made to Mr. Barnes. As Mr. Barnes left the Company prior to December 31, 2011, the numbers in the table below reflect actual amounts paid to Mr. Barnes by calendar year end. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for such a payment. The amounts shown in the table are the amounts that would have been payable under existing plans and arrangements if the named executive officer’s employment had terminated at December 31, 2011. Values for stock option and restricted stock unit grants are based on our common stock closing price of $5.20 on the NASDAQ Global Select Market on December 30, 2011. The table below does not include amounts to which the named executive officers would be entitled that are already described in the other compensation tables appearing earlier in this proxy statement, including the value of equity awards that have already vested. The table below reflects the amounts actually received by Mr. Barnes in connection with his termination on October 18, 2011.

	Multiple of Base Salary and Target Bonus ($)(1)	Pro-Rata Annual Bonus($)(2)	Accelerated Vesting of Stock Options($)(3)	Accelerated Vesting of RSUs ($)(4)	All Other Compensation(5)	Estimated Tax Gross-Up($)(6)	Total($)
David Barger
Termination by the Company without “cause”	600,000	264,300	—	—	—	—	864,300
Termination for any reason other than without cause(7)	—	—	—	—	—	—	—
Qualifying Termination after Change of Control(8)	1,800,000	300,000	20,048	1,030,916	97,428	787,153	4,035,545
Change of Control without Termination(9)	—	—	20,048	1,030,916	—	—	1,050,964

Mark Powers
Qualifying Termination after Change of Control(8)	1,068,750	159,375	—	431,501	119,849	—	1,779,475
Change of Control without Termination(9)	—	—	—	431,501	—	—	431,501

Edward Barnes(10)
	—	—	—	—	1,017,800	—	1,017,800

Robin Hayes
Qualifying Termination after Change of Control(8)	1,200,000	200,000	—	665,226	114,373	—	2,179,599
Change of Control without Termination(9)	—	—	—	665,226	—	—	665,226

James Hnat
Qualifying Termination after Change of Control(8)	1,200,000	200,000	—	582,842	97,428	—	2,080,270
Change of Control without Termination(9)	—	—	—	582,842	—	—	582,842

Robert Maruster
Qualifying Termination after Change of Control(8)	1,200,000	200,000	—	600,278	114,651	—	2,114,929
Change of Control without Termination(9)	—	—	—	600,278	—	—	600,278

(1)	As of December 31, 2011, we had no contractual obligations to make any severance payments to our named executive officers, other than Mr. Barger under the terms of his employment agreement.

Under the Executive Plan, a named executive officer who incurs a Qualifying Termination Event would be entitled to receive: two years of salary and two times his or her target bonus for the year in which termination occurs.

(2)	Represents annual bonus for the year in which termination occurs, which is payable under the Executive Plan and is not pro-rated because termination is assumed for purposes of this table to occur on December 31, 2011. Under the Executive Plan, a named executive officer who incurs a Qualifying Termination Event would also be entitled to receive: a pro rata portion of his or her annual bonus for the year in which termination occurs.

(3)	All unvested stock options held by named executive officers as of December 31, 2011 had an exercise price greater than the closing stock price on the last fiscal day of 2011 and therefore, have zero value at December 31, 2011, with the exception of Mr. Barger who had 16,707 options exercisable.

(4)	Assumes accelerated vesting of 198,253 restricted stock units for Mr. Barger, 82,981 restricted stock units for Mr. Powers, no restricted stock units for Mr. Barnes, 127,928 restricted stock units for Mr. Hayes, 112,085 restricted stock units for Mr. Hnat, and 115,438 stock units for Mr. Maruster, at the closing stock price on the last fiscal day of 2011 under the 2002 Stock Incentive Plan.

(5)	Each employee covered by the Executive Plan would be entitled to payment for certain unreimbursed relocation expenses incurred by him or her (if any). Each employee covered by the Executive Plan who incurs a Qualifying Termination Event would also be entitled to receive reimbursement for all costs incurred in procuring health and dental care coverage for such employee and his or her eligible dependents under COBRA. Such reimbursements would be made for 18 months for our named executive officers. During the reimbursement period, if an eligible employee were to become covered under group health and dental care plans providing substantially comparable benefits to those provided to similarly situated active employees of the Company, then the aforementioned COBRA reimbursement payments would be eliminated. All other compensation includes $75,000 in outplacement services (with the exception of Mr. Barnes) and $14,500 in flight benefits for each of the named executive officers listed above. Also includes medical coverage in the amount of $7,928 for Mr. Barger and Mr. Hnat, $3,300 for Mr. Barnes through December 31, 2011, $24,873 for Mr. Hayes, $25,151 for Mr. Maruster, and $30,349 for Mr. Powers.

(6)	Under Sections 280G and 4999 of the Code, a 20% excise tax is imposed upon individuals who receive payments upon a change in control to the extent the payments received by them exceed an amount approximating three times their average annual compensation, as discussed above under “Compensation Discussion and Analysis — Tax and Accounting Impact.” As discussed above under “Potential Payments upon Termination or Change In Control — Arrangements Governing a Change in Control — Executive Change of Control Plan,” under our Executive Plan, we provide for tax “gross-up” payments to cover the cost of this excise tax.

(7)	Under Mr. Barger’s employment agreement, had Mr. Barger’s employment been terminated for any other reason than without Cause by the Company, Mr. Barger would not have been entitled to any additional compensation other than the amount of salary he had earned prior to the date of termination

(8)	Potential payments to each of Messrs. Hayes, Hnat, Maruster and Powers upon the termination of their employment or upon a change in control are governed by the terms of the benefit plans in which they participate, including the Executive Change in Control Plan, the Amended and Restated 2002 Stock Incentive Plan and the 2011 Incentive Compensation Plan.

(9)	Assumes a change in control under our Amended and Restated 2002 Stock Incentive Plan.

(10)	Mr. Barnes left the Company as of October 18, 2011. The table reflects the amount of cash severance actually paid to Mr. Barnes plus COBRA and flight benefits.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules promulgated thereunder require our executive officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish to us copies of all such filings. Based solely upon our review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company is not aware of any instances of noncompliance with the Section 16(a) filing requirements by any director, executive officer or beneficial owner of more than ten percent of any class of the Company’s equity securities during the year ended December 31, 2011, except as follows: (1) an inadvertent untimely filing on Form 4 for each Mr. Bischof, Mr. Boneparth, Mr. Checketts, Ms. Gambale, Mr. Gemkow, Gen. McChrystal, Mr. Peterson, Ms. Rhoades and Mr. Sica, the then sitting directors, to report grants of director deferred stock units on June 16, 2011, each filed late due to administrative issues following our stockholders’ adoption of our 2011 Incentive Compensation Plan, (2) an inadvertent untimely filing on Form 4 for Mr. Bischof to report an initial grant of director deferred stock units when he became a director on May 26, 2011, and (3) an inadvertent untimely filing of an initial report on Form 3 for each of Mr. Bischof, when he became a director on May 26, 2011 and Mr. Powers, when he became interim Chief Financial Officer on October 18, 2011.

Related Party Transaction Policy

We have established written policies and procedures that require approval or ratification by our Audit Committee of any transaction in excess of $120,000, which involves a “Related Person’s” entry into an “Interested Transaction” (as such terms are defined in the policy). As defined in our policy, an Interested Transaction is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Person” is defined as any (i) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if he or she does not presently serve in that role) an executive officer, director or nominee for election as a director, (ii) greater than 5 percent beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Our policies and procedures further provide that only disinterested directors are entitled to vote on any Interested Transaction presented for Audit Committee approval.

Transactions with Related Persons since the Beginning of Fiscal 2011.    The Company and its subsidiaries have transactions in the ordinary course of business with other corporations of which the Company’s executive officers or directors or members of their immediate families are directors, executive officers, or stockholders. Except as described below, during 2011, there were no actual or proposed transactions to be disclosed in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our executives and directors, had or will have a direct or indirect material interest.

The Company receives nacelle maintenance services from Lufthansa Technik AG, a wholly owned subsidiary of Deutsche Lufthansa AG. Deutsche Lufthansa AG is a significant stockholder of JetBlue. In addition, Mr. Stephan Gemkow and Mr. Jens Bischof are officers of Deutsche Lufthansa AG and members of our Board of Directors. The services commenced in January 2012, are provided on an as needed basis and we have paid approximately $783,826 to date. We have no insight into Deutsche

Lufthansa’s interest in its subsidiary’s transaction. The Audit Committee has not yet approved this interim arrangement as required by our related party transaction policy.

OTHER MATTERS

As of the date of this proxy statement, we do not know of any other matters that may be presented for consideration at the annual meeting other than the items set forth in the notice of annual meeting above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2013 Annual Meeting

Pursuant to our Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder entitled to vote at the meeting, who has delivered written notice to our Corporate Secretary at our principal executive offices (containing certain information specified in the Bylaws about the stockholder and the proposed action). To be timely, the notice must not be received earlier than January 11, 2013 (120 days prior to May 10, 2013, the one year anniversary of the Annual Meeting), nor later than February 10, 2013 (90 days prior to May 10, 2013). The notice must contain the information required by our Bylaws.

The foregoing Bylaw provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph below. Pursuant to Rule 14a-8, stockholder proposals intended to be included in our proxy statement and voted on at our 2012 annual meeting must be received at our offices at Corporate Secretary, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101, on or before November 28, 2012.

A copy of our Bylaws is available upon request to: Corporate Secretary, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, NY 11101. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.

Annual Report to Stockholders

The fiscal 2011 Annual Report to Stockholders (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail. For those stockholders that received the notice of internet availability of proxy materials, this proxy statement and our fiscal 2011 Annual Report to Stockholders are available at our website at www.jetblue.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to stockholders without charge upon written request directed to our General Counsel, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, NY 11101. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

By Order of the Board of Directors,

James G. Hnat Executive Vice President, General Counsel and Corporate Secretary

March 28, 2012

Long Island City, New York

JETBLUE AIRWAYS CORPORATION 27-01 QUEENS PLAZA NORTH LONG ISLAND CITY, NY 11101 ATTN: INVESTOR RELATIONS

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/jblu

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M44879-P25100	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JETBLUE AIRWAYS CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors		☐	☐	☐

Nominees
01) David Barger 07) Ellen Jewett
02) Jens Bischof 08) Stanley McChrystal
03) Peter Boneparth 09) Joel Peterson
04) David Checketts 10) Ann Rhoades
05) Virginia Gambale 11) Frank Sica
06) Stephan Gemkow

							For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.						☐	☐	☐

3.	To approve, on an advisory basis, the compensation of JetBlue’s named executive officers.						☐	☐	☐

NOTE: To transact such other business as may properly come before the annual meeting and any postponement(s) or adjournment(s) thereof.

NOTE: Certification: Pursuant to federal law and JetBlue’s certificate of incorporation and bylaws, voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that you are a United States citizen as that term is defined by the Federal Aviation Act or that the shares of stock represented by this Proxy have been registered on the Foreign Stock Record of the Company.

For address changes and for comments, please check this box and write them					☐
on the back where indicated.
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

(non transferable)

2012 ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 10, 2012

10:00 a.m. EDT

Registration begins at 9:00 a.m. EDT

JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, New York

If you plan to attend the Annual Meeting, please present this admission ticket along with a government-issued photo identification to gain admittance to the meeting. This ticket admits only the stockholder listed at the top right of this card and one (1) guest and is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:

The Notice and Proxy Statement and 2011 Annual Report are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M44880-P25100

JETBLUE AIRWAYS CORPORATION

Annual Meeting of Stockholders

May 10, 2012 10:00 AM Eastern Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Mark Powers and James Hnat, together and separate, as proxies, each with power of substitution, to vote and act at the Annual Meeting of Stockholders to be held at JetBlue Airways Corporation corporate headquarters, 27-01 Queens Plaza North, Long Island City, New York at 10:00 a.m. Eastern Time on May 10, 2012, and at any postponements or adjournments thereof, upon and with respect to the number of shares of Common Stock of the Company as to which the undersigned may be entitled to vote or act in the manner directed on the reverse side of this card. The shares represented by this proxy, when executed properly, will be voted in the manner directed herein. If any other matters properly come before the meeting, the undersigned instructs such proxies, or their substitutes, to vote in such a manner as they may determine in their discretion. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, the proxy will be voted “FOR” of all nominees for director, “FOR” proposals 2 and 3 and in the discretion of the named proxies as to any other matter that may properly come before this meeting or any postponement or adjournment thereof.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE THROUGH THE TELEPHONE OR BY THE INTERNET. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Thank you for your vote.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side